UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported January 24, 2006): January 26, 2006

INDYMAC BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-08972 (Commission File Number)	95-3983415 (IRS Employer Identification No.)
888 East Walnut Street, Pasadena, California 91101-7211
(Address of Principal Executive Office)
Registrant’s telephone number, including area code:
(800) 669-2300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.     RESULTS OF OPERATIONS AND FINANCIAL CONDITION
      On January 26, 2006, IndyMac Bancorp, Inc., a Delaware corporation (the “Company” or “Indymac Bancorp”), issued an earnings press release announcing its results of operations and financial condition for the quarter ended December 31, 2005. A copy of the Company’s press release is furnished as Exhibit 99.1 hereto.
      On January 26, 2006, the Company will host a live webcast presentation in connection with its quarterly release of earnings. A copy of the Company’s webcast presentation is furnished as Exhibit 99.2 hereto.
ITEM 7.01.     REGULATION FD DISCLOSURE
FORWARD-LOOKING STATEMENTS
      This Form 8-K contains statements that may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements regarding our projected financial condition and results of operations, plans, objectives, future performance and business. Forward-looking statements typically include the words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target” and other similar expressions. These statements reflect our current views with respect to future events and financial performance. They are subject to risks and uncertainties that could cause future results to differ materially from historical results or from the results anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates or as of the date hereof if no other date is identified. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information on our key operating risks, refer to “Key Operating Risks” included in Indymac’s quarterly report on Form 10-Q for the quarter ended September 30, 2005 and to Indymac’s annual report on Form 10-K for the year ended December 31, 2004.
      References to “Indymac Bancorp” or the “Parent Company” refer to the parent company alone while references to “Indymac,” the “Company,” or “we” refer to IndyMac Bancorp, Inc. and its consolidated subsidiaries. References to “Indymac Bank” or the “Bank” refer to our subsidiary IndyMac Bank, F.S.B. and its consolidated subsidiaries. The following discussion addresses the Company’s financial condition and results of operations for the three months and year ended December 31, 2005.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
HIGHLIGHTS FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2005
      Highlights for the quarters and years ended December 31, 2005 and 2004 and the quarter ended September 30, 2005 (including charges related to Gulf Coast Hurricanes of $3.1 million, net of tax, or $0.05 per share), were as follows:

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2005	2004(1)(2)	2005	2005	2004(1)(2)

	(Dollars in millions, except per share data)
Income Statement
Net interest income after provision for loan losses	$106	$102	$108	$410	$397
Gain on sale of loans	137	120	151	592	431
Other income	38	10	24	104	(9)
Net revenues	281	232	283	1,106	819
Operating expenses	160	135	151	606	469
Net earnings	72	58	79	300	211
Basic earnings per share(3)	1.14	0.95	1.25	4.78	3.55
Diluted earnings per share(4)	$1.09	$0.91	$1.18	$4.54	$3.40

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2005	2004(1)(2)	2005	2005	2004(1)(2)

	(Dollars in millions, except per share data)
Other Per Share Data
Dividends declared per share	$0.42	$0.34	$0.40	$1.56	$1.21
Book value per share at period end	23.75	20.39	23.06	23.75	20.39
Closing price per share	$39.02	$34.45	$39.58	$39.02	$34.45
Average Common Shares (in thousands)
Basic	63,650	61,638	63,268	62,760	59,513
Diluted	66,622	64,344	67,055	66,060	62,152
Performance Ratios
Return on average equity (annualized)	19.33%	18.96%	22.48%	22.00%	18.34%
Return on average assets (annualized)	1.21%	1.25%	1.38%	1.41%	1.25%
Dividend payout ratio(5)	38.53%	37.36%	33.90%	34.36%	35.59%
Net interest margin	1.98%	2.40%	2.09%	2.14%	2.61%
Net interest margin, thrift	1.89%	1.91%	1.96%	1.99%	1.99%
Mortgage banking revenue (“MBR”) margin on loans sold(6)	1.11%	1.68%	1.23%	1.37%	1.82%
Efficiency ratio(7)	57%	58%	53%	54%	57%
Operating expenses to loan production	0.86%	1.17%	0.86%	0.96%	1.20%
Balance Sheet and Asset Quality Ratios
Average interest-earning assets	$21,614	$17,183	$21,122	$19,645	$15,521
Average equity	$1,484	$1,225	$1,399	$1,364	$1,152
Debt to equity ratio(8)	13.0:1	12.3:1	12.3:1	13.0:1	12.3:1
Core capital ratio(9)	8.21%	7.66%	7.51%	8.21%	7.66%
Risk-based capital ratio(9)	12.20%	12.02%	11.58%	12.20%	12.02%
Non-performing assets to total assets	0.34%	0.73%	0.36%	0.34%	0.73%
Allowance for loan losses to total loans held for investment	0.67%	0.78%	0.70%	0.67%	0.78%
Allowance for loan losses and other credit reserves to non-performing loans	101.88%	61.62%	103.70%	101.88%	61.62%
Allowance for loan losses to annualized net charge-offs	719.08%	692.65%	672.64%	716.37%	667.48%
Provision for loan losses to net charge-offs	80.97%	103.30%	170.93%	129.57%	103.10%

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2005	2004(1)(2)	2005	2005	2004(1)(2)

	(Dollars in millions, except per share data)
Other Selected Items
Loans serviced for others(10)	$84,495	$50,219	$73,787	$84,495	$50,219
Loan production(11)	18,572	11,568	17,537	62,915	39,048
Mortgage industry share(12)	2.85%	1.66%	2.22%	2.18%	1.37%
Pipeline of mortgage loans in process(13)	9,186	6,307	8,945	9,186	6,307
Loans sold	$15,570	$9,550	$15,539	$52,297	$31,036
Loans sold/mortgage loans produced	86%	85%	92%	86%	82%

(1)	For the quarter and year ended December 31, 2004, the data is presented on a pro forma basis excluding the effect of change in accounting principle for rate lock commitments under SAB No. 105 and for the impact of the purchase accounting adjustments for the acquisition of Financial Freedom. Total adjustments were $4 million and $67 million, respectively, for the quarter and year ended December 31, 2004. A full reconciliation between the pro forma amounts and amounts calculated in accordance with general accepted accounting principles, or GAAP, is as follows:

	Three Months Ended			Year Ended

	December 31, 2004

	GAAP	Adjustments	Pro Forma	GAAP	Adjustments	Pro Forma

	(Dollars in millions, except per share data)
Gain on sale of loans	$116	$4	$120	$364	$67	$431
Net revenues	228	4	232	752	67	819
Other expense	135	—	135	469	—	469
Income taxes	37	2	39	112	27	139

Net earnings	$56	$2	$58	$171	$40	$211

Diluted earnings per share	$0.87	$0.04	$0.91	$2.74	$0.66	$3.40

(2)	The Company previously classified the initial deferral of the incremental direct origination costs net of the fees collected on the loans as a net reduction in operating expenses. However, during 2005 we have revised the presentation to reflect the deferral of the total fees collected as a reduction of fee and other income and the deferral of the incremental direct origination costs as a reduction of operating expenses. All prior periods have been revised to conform with the current presentation. This revision had no impact on reported earnings or the balance sheet in the current period or in any prior period. Certain performance ratios based on net revenues or operating expenses have been revised accordingly.

(3)	Net earnings for the period divided by weighted average basic shares outstanding for the period.

(4)	Net earnings for the period divided by weighted average dilutive shares outstanding for the period.

(5)	Dividends declared per common share as a percentage of diluted earnings per share.

(6)	Mortgage banking revenue margin is calculated using the sum of consolidated gain on sale of loans and the net interest income earned on loans held for sale by our mortgage banking segment divided by total loans sold.

(7)	Defined as operating expenses divided by net interest income and other income.

(8)	Debt includes deposits.

(9)	IndyMac Bank, F.S.B. (excludes unencumbered cash at the Parent Company available for investment in Indymac Bank). Risk-based capital ratio is calculated based on the regulatory standard risk weighting adjusted for the additional risk weightings for subprime loans.

(10)	Represents the unpaid principal balance on loans sold with servicing retained by Indymac.

(11)	Includes newly originated commitments on construction loans and warehouse lending.

(12)	Our market share is calculated based on our total loan production, both purchased (correspondent and conduit) and originated (retail and wholesale), in all of our channels (the numerator) divided by the MBA’s estimate of the overall mortgage market (the denominator) per its January 10, 2006 Mortgage Finance Forecast. As we review industry publications such as National Mortgage News, we have confirmed that our calculation is consistent with its methodologies for reporting market share of Indymac and our mortgage banking peers. It is important to note that these industry calculations cause purchased mortgages to be counted more than once, i.e., first when they are originated and again by the purchasers (through correspondent and conduit channels) of the mortgages. Therefore, our market share calculation may not be mathematically precise in the absolute sense, but it is consistent with industry calculations, which provide investors with a good view of our relative standing compared to the other top mortgage lending peers.

(13)	The amount excludes $1,764 million of non-specific rate locks in our conduit pipeline at December 31, 2005.
SUMMARY OF OVERALL RESULTS
      For the year ended December 31, 2005, the Company attained record net earnings of $300.2 million, or $4.54 per share, up 34% from $3.40 per share reported for the year ended December 31, 2004 on a pro forma basis while the overall mortgage industry volume has remained flat and margins have compressed. Our net revenues increased 35% over the pro forma revenue of $818.9 million for 2004 and topped over $1.1 billion for 2005, while operating expenses increased by 29%.
      Total production, including both mortgage and commercial loan production, reached a record of $62.9 billion in 2005, up 61% from $39.0 billion in 2004. Mortgage production for 2005 and 2004 was $60.8 billion and $37.9 billion, respectively, resulting in an increase of 59% in market share, from 1.37% in 2004 to 2.18% in 2005, based on mortgage industry volume published by the Mortgage Bankers Association (“MBA”) on January 10, 2006.
      In connection with our record production in 2005, our loan sale volume increased by 69% from $31.0 billion in 2004 to $52.3 billion in 2005, generating $592.2 million gain on sale of loans for 2005, up from $431.2 million (pro forma) for 2004. As a result of our increased activities in loan sales, our servicing portfolio grew by 68% to $84.5 billion at December 31, 2005.
      In addition, in line with our strategic objectives, the Company continued to deploy capital to facilitate balance sheet growth and achieved record total assets of $21.5 billion as of December 31, 2005, compared to $16.8 billion as of December 31, 2004. In spite of our asset growth, our non-performing assets decreased 41% from December 31, 2004 to $73.0 million, representing 0.34% of our total assets at December 31, 2005.
      For the fourth quarter of 2005, the Company achieved net earnings of $72.3 million, or $1.09 per share, which represents increases of 23.9% and 19.8%, respectively, compared with pro forma net earnings of $58.4 million, or $0.91 per share in the fourth quarter of 2004. GAAP earnings totaled $55.9 million or $0.87 per share for the fourth quarter of 2004.
      The fourth quarter of 2005 was also a record quarter for production. Total production was $18.6 billion, up 61% from the year ago quarter and 6% from record production in the third quarter of 2005. Mortgage production in the fourth quarter of 2005 was $18.0 billion, representing a 2.85% mortgage industry share, up from 1.66% for the fourth quarter of 2004.

BUSINESS SEGMENT RESULTS
      The Company conducts business substantially through IndyMac Bank, F.S.B. via two primary operating segments, the mortgage banking and the thrift segments. These segments provide clear transparency to the two primary activities in our hybrid model: mortgage banking with high asset turn and high returns on equity, and thrift investing characterized by lower but more consistent returns on equity.
      Our mortgage banking segment consists of the following divisions:

Mortgage Professionals	This group is responsible for the production of mortgage loans through relationships with mortgage brokers, mortgage bankers, financial institutions and homebuilders. Mortgage loans are either funded by us (wholesale division) or obtained as closed loans on a flow basis (wholesale and correspondent divisions) or through bulk purchases (conduit division).

Consumer Direct and Indirect	This division offers consumers mortgage lending through our Web site, direct Internet leads developed through online advertising, affinity relationships, company referral programs, relationships with realtors and through our Southern California retail banking branches.

Financial Freedom	This group is responsible for the generation of predominantly reverse mortgage products with senior customers (age 62 or older). This group also services all reverse mortgage loans originated.

Retained Assets and Servicing Division	This division manages the assets the Company retains in conjunction with its mortgage loan sales. The assets held include the following asset classes: (i) mortgage servicing rights (“MSRs”), interest-only strips, prepayment penalty securities and residual securities; (ii) derivatives and securities held as hedges of such assets, including swaps, options, futures, principal-only securities, agency debentures and U.S. Treasury bonds; (iii) loans acquired through clean-up calls or originated through the Company’s customer retention programs; and (iv) investment and non-investment grade securities.

Further, the division continues to service all loans sold with servicing retained, loans held on the balance sheet pending sale and mortgage loans held for investment and undertakes solicitation and loan production activities related to retention of customers in the servicing portfolio.
     The thrift segment includes the following divisions:

Mortgage-backed Securities (“MBS”)	Assets include predominantly AAA-rated agency and private label MBS.

Prime SFR Mortgage Loans	Assets include all single-family residential mortgage loans held for investment other than discontinued products.

Home Equity Division	This division specializes in providing HELOC and closed-end second mortgages nationwide through Indymac’s mortgage professional and retail channels.

Consumer Construction and Lot Loans	This division provides construction-to-permanent and lot loan financing to individuals who are in the process of building their own homes. This channel leverages our relationship sales force in the mortgage professional channel to produce these products in addition to programs offered directly to consumers.

Builder Construction	This division offers land acquisition, development and construction financing to homebuilders for residential construction.

Warehouse Lending	This group offers short-term lines of credit to approved correspondent sellers nationwide. The group functions as a financial intermediary for lenders, providing them with the financial capacity to fund loans and hold them on balance sheet until they are sold to approved investors.

Discontinued Products	Home improvement and manufactured housing loans.

     The following tables summarize the Company’s financial results for the three months ended December 31, 2005 and 2004, illustrating the revenues earned by its two primary segments via each of its operating divisions.

	Mortgage Banking

		MSRs and
		Other	Mortgage
Three Months Ended	Production	Retained	Banking				Total
December 31, 2005	Divisions	Assets	Overhead	Total	Thrift	Other	Company

	(Dollars in thousands)
Operating Results
Net interest income	$35,111	$10,022	$(1,253)	$43,880	$58,456	$5,307	$107,643
Provision for loan losses	—	—	—	—	(1,553)	—	(1,553)
Gain (loss) on sale of loans	136,416	6,555	—	142,971	7,726	(13,307)	137,390
Gain (loss) on securities	—	4,823	—	4,823	591	519	5,933
Service fee income	3,767	20,104	—	23,871	1,662	(6,819)	18,714
Other income	278	694	502	1,474	11,249	146	12,869

Net revenues (expense)	175,572	42,198	(751)	217,019	78,131	(14,154)	280,996
Operating expenses	127,532	10,810	11,022	149,364	27,569	43,356	220,289
FAS 91 deferral	(53,186)	(605)	—	(53,791)	(4,839)	(645)	(59,275)

Pretax income (loss)	101,226	31,993	(11,773)	121,446	55,401	(56,865)	119,982

Net income (loss)	$61,206	$19,356	$(7,122)	$73,440	$33,518	$(34,629)	$72,329

Relevant Financial and Performance Data
Average interest-earning assets	$7,670,179	$578,921	$(546)	$8,248,554	$12,571,207	$793,965	$21,613,726
Allocated capital	$504,963	$300,474	$11,981	$817,418	$674,964	$(8,149)	$1,484,233
Loans produced	$16,845,128	$353,180	$—	$17,198,308	$1,373,499	$—	$18,571,807
Loans sold	$16,256,493	$378,474	N/A	$16,634,967	$814,811	$(1,879,599)	$15,570,179
MBR margin	1.06%	1.73%	N/A	1.07%	0.95%	N/A	1.11%
Return on equity (ROE)	48%	26%	N/A	36%	20%	N/A	19%
Return on assets (ROA)	3.09%	4.49%	N/A	3.01%	1.05%	N/A	1.21%
Net interest margin, thrift.	N/A	N/A	N/A	N/A	1.84%	N/A	1.89%
Average FTE	3,702	144	654	4,500	636	1,140	6,276

	Mortgage Banking
								SAB 105
		MSRs and	Mortgage				Total	Purchased	Total
Three Months Ended	Production	Other Retained	Banking				Company	Accounting	Company
December 31, 2004	Divisions	Assets	Overhead	Total	Thrift	Other	Pro Forma	Adjustments	GAAP

	(Dollars in thousands)
Operating Results
Net interest income	$30,494	$17,624	$—	$48,118	$57,628	$(2,185)	$103,561	—	103,561
Provision for loan losses	—	—	—	—	(1,972)	—	(1,972)	—	(1,972)
Gain (loss) on sale of loans	110,403	4,020	—	114,423	9,462	(3,790)	120,095	(4,086)	116,009
Gain (loss) on securities	—	(6,679)	—	(6,679)	61	653	(5,965)	—	(5,965)
Service fee income	2,644	2,959	—	5,603	783	3,370	9,756	—	9,756
Other income	(34)	453	625	1,044	6,543	(1,045)	6,542	—	6,542

Net revenues (expense)	143,507	18,377	625	162,509	72,505	(2,997)	232,017	(4,086)	227,931
Operating expenses	107,995	6,183	13,870	128,048	21,396	33,194	182,638	—	182,638
FAS 91 deferral	(41,268)	—	—	(41,268)	(3,543)	(2,490)	(47,301)	—	(47,301)

Pretax income (loss)	76,780	12,194	(13,245)	75,729	54,652	(33,701)	96,680	(4,086)	92,594

Net income (loss)	$46,453	$7,377	$(8,013)	$45,817	$33,065	$(20,498)	$58,384	(2,473)	55,911

Relevant Financial and Performance Data
Average interest-earning assets	$4,635,819	$975,067	$—	$5,610,886	$11,183,007	$388,679	$17,182,572	—	17,182,572
Allocated capital	$375,196	$265,839	$—	$641,035	$569,935	$13,820	$1,224,790	—	1,224,790
Loans produced	$10,331,446	$243,591	$—	$10,575,037	$992,923	$—	$11,567,960	—	11,567,960
Loans sold	$9,388,332	$412,077	$—	$9,800,409	$1,527,744	$(1,778,093)	$9,550,060	—	9,550,060
MBR margin(1)	1.50%	2.44%	N/A	1.54%	0.85%	N/A	1.68%	N/A	1.63%
Return on equity (ROE)	49%	11%	N/A	28%	23%	N/A	19%	N/A	18%
Return on assets (ROA)	3.83%	1.74%	N/A	2.80%	1.17%	N/A	1.25%	N/A	1.19%
Net interest margin, thrift	N/A	N/A	N/A	N/A	2.05%	N/A	1.91%	N/A	1.91%
Average FTE	3,209	128	553	3,890	434	1,011	5,335	—	5,335

(1)	The 2004 MBR margin is computed using the pro forma gain on sale of $120 million for the fourth quarter of 2004, excluding the effect of SAB No. 105 and purchase accounting adjustments for Financial Freedom, totaling $4 million, pre-tax.

     The following tables provide additional detail on the results for the production divisions of our mortgage banking segment for the three months ended December 31, 2005 and 2004:

	Mortgage Banking Production Divisions

						Financial
	Mortgage Professionals				Consumer	Freedom	Total
Three Months Ended					Direct and	(Reverse	Production
December 31, 2005	Wholesale	Correspondent	Conduit	Total	Indirect	Mortgage)	Divisions

	(Dollars in thousands)
Operating Results
Net interest income	$13,357	$3,166	$16,308	$32,831	$1,099	$1,181	$35,111
Provision for loan losses	—	—	—	—	—	—	—
Gain (loss) on sale of loans	84,928	6,359	7,635	98,922	12,234	25,260	136,416
Gain (loss) on securities	—	—	—	—	—	—	—
Service fee income	—	—	—	—	—	3,767	3,767
Other income	—	—	1	1	95	182	278

Net revenues (expense)	98,285	9,525	23,944	131,754	13,428	30,390	175,572
Operating expenses	67,794	9,203	5,557	82,554	21,227	23,751	127,532
FAS 91 deferral	(33,552)	(4,373)	—	(37,925)	(7,898)	(7,363)	(53,186)

Pretax income (loss)	64,043	4,695	18,387	87,125	99	14,002	101,226

Net income (loss)	$38,746	$2,840	$11,124	$52,710	$60	$8,436	$61,206

Relevant Financial and Performance Data
Average interest-earning assets	$3,640,283	$757,257	$2,721,079	$7,118,619	$319,622	$231,938	$7,670,179
Allocated capital	$216,219	$44,238	$154,925	$415,382	$19,791	$69,790	$504,963
Loans produced	$8,187,773	$1,754,304	$5,281,008	$15,223,085	$667,407	$954,636	$16,845,128
Loans sold	$8,107,509	$1,771,113	$4,752,684	$14,631,306	$710,596	$914,591	$16,256,493
MBR margin	1.21%	0.54%	0.50%	0.90%	1.88%	2.89%	1.06%
Pretax income/loan sold	0.79%	0.27%	0.39%	0.60%	0.01%	1.53%	0.62%
Return on equity (ROE)	71%	25%	28%	50%	1%	48%	48%
Return on assets (ROA)	4.21%	1.49%	1.61%	2.93%	0.07%	9.06%	3.09%
Net interest margin	1.46%	1.66%	2.38%	1.83%	1.36%	2.02%	1.82%
Average FTE	1,981	187	123	2,291	504	907	3,702

	Mortgage Banking Production Divisions

	Mortgage Professionals				Financial
				Consumer	Freedom	Total
Three Months Ended	Wholesale/			Direct and	(Reverse	Production
December 31, 2004	Correspondent	Conduit	Total	Indirect	Mortgage)	Divisions

	(Dollars in thousands)
Operating Results
Net interest income	$15,630	$11,390	$27,020	$3,092	$382	$30,494
Provision for loan losses	—	—	—	—	—	—
Gain (loss) on sale of loans	73,924	758	74,682	17,233	18,488	110,403
Gain (loss) on securities	—	—	—	—	—	—
Service fee income	—	—	—	—	2,644	2,644
Other income	—	(192)	(192)	82	76	(34)

Net revenues (expense)	89,554	11,956	101,510	20,407	21,590	143,507
Operating expenses	59,718	3,824	63,542	27,561	16,892	107,995
FAS 91 deferral	(28,271)	—	(28,271)	(8,740)	(4,257)	(41,268)

Pretax income (loss)	58,107	8,132	66,239	1,586	8,955	76,780

Net income (loss)	$35,155	$4,920	$40,075	$960	$5,418	$46,453

Relevant Financial and Performance Data
Average interest-earning assets	$2,906,415	$1,230,816	$4,137,231	$375,138	$123,450	$4,635,819
Allocated capital	$195,146	$82,138	$277,284	$29,617	$68,295	$375,196
Loans produced	$6,409,104	$2,535,257	$8,944,361	$872,730	$514,355	$10,331,446
Loans sold	$6,047,742	$2,038,077	$8,085,819	$741,113	$561,400	$9,388,332
MBR margin(1)	1.48%	0.60%	1.26%	2.74%	3.36%	1.50%
Pretax income/loan sold	0.96%	0.40%	0.82%	0.21%	1.60%	0.82%
Return on equity (ROE)	72%	24%	57%	13%	32%	49%
Return on assets (ROA)	4.73%	1.57%	3.79%	0.99%	9.26%	3.83%
Net interest margin	2.14%	3.68%	2.60%	3.28%	1.23%	2.62%
Average FTE	1,805	105	1,910	721	578	3,209

(1)	The 2004 MBR margin is computed using the pro forma gain on sale of $120 million for the fourth quarter of 2004, excluding the effect of SAB No. 105 and purchase accounting adjustments for Financial Freedom, totaling $4 million, pre-tax.

     The following tables provide additional detail on the results for divisions of our thrift segment for the three months ended December 31, 2005 and 2004:

	Thrift

				Consumer
	Mortgage-	Prime SFR	Home	Construction	Builder
Three Months Ended	Backed	Mortgage	Equity	and Lot	Construction	Warehouse	Discontinued
December 31, 2005	Securities	Loans	Division	Loans	Financing	Lending	Products	Total Thrift

	(Dollars in thousands)
Operating Results
Net interest income	$7,133	$17,371	$9,043	$9,715	$14,282	$328	$584	$58,456
Provision for loan losses	—	(300)	—	(351)	—	(2)	(900)	(1,553)
Gain (loss) on sale of loans	92	1,350	602	5,482	—	—	200	7,726
Gain (loss) on securities	—	—	866	(275)	—	—	—	591
Service fee income	—	331	1,331	—	—	—	—	1,662
Other income	—	1,756	2,528	6,565	253	147	—	11,249

Net revenues (expense)	7,225	20,508	14,370	21,136	14,535	473	(116)	78,131
Operating expenses	198	888	4,513	16,748	4,521	815	(114)	27,569
FAS 91 deferral	—	—	(500)	(2,836)	(1,503)	—	—	(4,839)

Pretax income (loss)	7,027	19,620	10,357	7,224	11,517	(342)	(2)	55,401

Net income (loss)	$4,251	$11,870	$6,266	$4,371	$6,968	$(207)	$(1)	$33,518

Relevant Financial and Performance Data
Average interest-earning assets	$2,351,249	$5,190,691	$1,795,142	$2,247,464	$899,698	$40,651	$46,312	$12,571,207
Allocated capital	$51,155	$251,970	$125,924	$129,423	$108,402	$3,986	$4,104	$674,964
Loans produced	$—	$—	$52,584	$773,782	$453,133	$94,000	$—	$1,373,499
Loans sold	$—	$74,537	$98,867	$641,407	$—	$—	$—	$814,811
Return on equity (ROE)	33%	19%	20%	13%	26%	(21)%	0%	20%
Return on assets (ROA)	0.71%	0.91%	1.36%	0.77%	3.10%	(2.01)%	(0.01)%	1.05%
Net interest margin	1.20%	1.33%	2.00%	1.71%	6.30%	3.20%	5.00%	1.84%
Efficiency ratio	3%	4%	28%	65%	21%	172%	(15)%	29%
Average FTE	5	11	51	444	99	22	4	636

	Thrift

		Prime		Consumer
	Mortgage-	SFR	Home	Construction	Builder
Three Months Ended	Backed	Mortgage	Equity	and Lot	Construction	Warehouse	Discontinued	Total
December 31, 2004	Securities	Loans	Division	Loans	Financing	Lending	Products	Thrift

	(Dollars in thousands)
Operating Results
Net interest income	$5,891	$17,872	$9,358	$15,253	$8,395	$—	$859	$57,628
Provision for loan losses	—	(500)	—	(502)	(270)	—	(700)	(1,972)
Gain (loss) on sale of loans	—	(358)	—	9,820	—	—	—	9,462
Gain (loss) on securities	60	—	—	—	—	—	1	61
Service fee income	—	—	783	—	—	—	—	783
Other income	—	791	1,493	4,181	77	—	1	6,543

Net revenues (expense)	5,951	17,805	11,634	28,752	8,202	—	161	72,505
Operating expenses	217	652	3,921	12,246	3,822	—	538	21,396
FAS 91 deferral	—	—	(485)	(1,830)	(1,228)	—	—	(3,543)

Pretax income (loss)	5,734	17,153	8,198	18,336	5,608	—	(377)	54,652

Net income (loss)	$3,469	$10,378	$4,960	$11,093	$3,393		$(228)	$33,065

Relevant Financial and Performance Data
Average interest-earning assets	$2,135,579	$4,793,475	$1,663,339	$1,876,937	$657,898	$—	$55,779	$11,183,007
Allocated capital	$44,428	$231,713	$115,864	$102,814	$70,147	$—	$4,969	$569,935
Loans produced	$—	$—	$55,516	$603,385	$334,022	$—	$—	$992,923
Loans sold	$—	$771,275	$329,214	$427,255	$—	$—	$—	$1,527,744
Return on equity (ROE)	31%	18%	17%	43%	19%	N/A	(18)%	23%
Return on assets (ROA)	0.64%	0.86%	1.17%	2.35%	2.06%	N/A	(1.84)%	1.17%
Net interest margin	1.10%	1.48%	2.24%	3.23%	5.08%	N/A	6.13%	2.05%
Efficiency ratio	4%	4%	30%	36%	31%	N/A	62%	24%
Average FTE	4	8	20	310	78	—	14	434

    The following tables provide additional details on the results for all other business units for the three months ended December 31, 2005 and 2004:

		Total
Three Months Ended		Operating			Corporate	Total
December 31, 2005	Eliminations	Results	Deposits	Treasury	Overhead	Company

	(Dollars in thousands)
Operating Results
Net interest income	$10,535	$112,871	$—	$(3,743)	$(1,485)	$107,643
Provision for loan losses	—	(1,553)	—	—	—	(1,553)
Gain (loss) on sale of loans	(13,307)	137,390	—	—	—	137,390
Gain (loss) on securities	519	5,933	—	—	—	5,933
Service fee income	(6,819)	18,714	—	—	—	18,714
Other income	(885)	11,838	685	154	192	12,869

Net revenues (expense)	(9,957)	285,193	685	(3,589)	(1,293)	280,996
Operating expenses	4,586	181,519	4,079	1,609	33,082	220,289
FAS 91 deferral	(645)	(59,275)	—	—	—	(59,275)

Pretax income (loss)	(13,898)	162,949	(3,394)	(5,198)	(34,375)	119,982

Net income (loss)	$(8,408)	$98,550	$(2,053)	$(3,145)	$(21,023)	$72,329

Relevant Financial and Performance Data
Average interest-earning assets	$—	$20,819,761	$193	$843,786	$(50,014)	$21,613,726
Allocated capital	$—	$1,492,382	$1,978	$43,716	$(53,843)	$1,484,233
Loans produced	$—	$18,571,807	$—	$—	$—	$18,571,807
Loans sold	$(1,879,599)	$15,570,179	N/A	N/A	N/A	$15,570,179
Return on equity (ROE)	N/A	26%	N/A	N/A	N/A	19%
Return on assets (ROA)	N/A	1.75%	N/A	N/A	N/A	1.21%
Net interest margin	N/A	2.15%	N/A	N/A	N/A	1.98%
Efficiency ratio	N/A	43%	N/A	N/A	N/A	57%
Average FTE	—	5,136	230	33	877	6,276

							SAB
							No. 105 &
		Total				Total	Purchase	Total
Three Months Ended		Operating			Corporate	Company	Accounting	Company
December 31, 2004	Eliminations	Results	Deposits	Treasury	Overhead	Pro forma	Adjustments	GAAP

	(Dollars in thousands)
Operating Results
Net interest income	$6,626	$112,372	$—	$(6,551)	$(2,260)	$103,561	$—	$103,561
Provision for loan losses	—	(1,972)	—	—	—	(1,972)	—	(1,972)
Gain (loss) on sale of loans	(3,790)	120,095	—	—	—	120,095	(4,086)	116,009
Gain (loss) on securities	653	(5,965)	—	—	—	(5,965)	—	(5,965)
Service fee income	3,370	9,756	—	—	—	9,756	—	9,756
Other income	(2,356)	5,231	551	113	647	6,542	—	6,542

Net revenues (expense)	4,503	239,517	551	(6,438)	(1,613)	232,017	(4,086)	227,931
Operating expenses	670	150,114	3,762	(162)	28,924	182,638		182,638
FAS 91 deferral	(2,490)	(47,301)	—	—	—	(47,301)	—	(47,301)

Pretax income (loss)	6,323	136,704	(3,211)	(6,276)	(30,537)	96,680	(4,086)	92,594

Net income (loss)	$3,825	$82,707	$(1,943)	$(3,797)	$(18,583)	$58,384	$(2,473)	$55,911

Relevant Financial and Performance Data
Average interest-earning assets	$—	$16,793,893	$—	$378,640	$10,039	$17,182,572	$—	$17,182,572
Allocated capital	$—	$1,210,970	$1,414	$33,887	$(21,481)	$1,224,790	$—	$1,224,790
Loans produced	$—	$11,567,960	$—	$—	$—	$11,567,960	$—	$11,567,960
Loans sold	$(1,778,093)	$9,550,060	$—	—	—	$9,550,060	N/A	$9,550,060
Return on equity (ROE)	N/A	27%	N/A	N/A	N/A	19%	N/A	18%
Return on assets (ROA)	N/A	1.86%	N/A	N/A	N/A	1.25%	N/A	1.19%
Net interest margin	N/A	2.66%	N/A	N/A	N/A	2.40%	N/A	2.40%
Efficiency Ratio	N/A	43%	N/A	N/A	N/A	58%	N/A	59%
Average FTE	—	4,324	166	29	816	5,335	—	5,335

	Eliminations by Type

	Interdivision		MSR Economic
Three Months Ended December 31, 2005	Loan Sales	Value	Other	Total

	(Dollars in thousands)
Net interest income	$5,859	$—	$4,676	$10,535
Gain on sale of loans	(13,307)	—	—	(13,307)
Gain on sale of securities	519	—	—	519
Service fee income (loss)	2,901	(9,720)	—	(6,819)
Other income	—	—	(885)	(885)
Operating expenses	—	—	(3,941)	(3,941)

	$(4,028)	$(9,720)	$(150)	$(13,898)

	Eliminations by Type
	Interdivision Loan	MSR Economic
Three Months Ended December 31, 2004	Sales	Value	Other	Total

	(Dollars in thousands)
Net interest income	$5,332	$—	$1,294	$6,626
Gain on sale of loans	(3,790)	—	—	(3,790)
Gain on sale of securities	653	—	—	653
Service fee income (loss)	3,811	(441)	—	3,370
Other income	—	—	(2,356)	(2,356)
Operating expenses	—	—	1,820	1,820

	$6,006	$(441)	$758	$6,323

Accounting Methodology for Reporting Segment Financial Results
      The profitability of each operating channel is measured on a fully-leveraged basis after allocating capital based on regulatory capital rules. The Company uses a fund transfer pricing (“FTP”) system to allocate interest expense to the operating channels. Each operating channel is allocated funding with maturities and interest rates matched with the expected lives and repricing frequencies of the channel’s assets. The difference between these allocations and the Company’s actual net interest income and capital levels resulting from centralized management of funding costs is reported in the Treasury unit.
      Effective the fourth quarter of 2005, the gain on sale allocation has been modified from funding-based to settlement-based. Previously, the mortgage banking production divisions were credited with gain on sale at production based on the actual amount realized for those loans sold and settled in the period plus an estimate of gain on loans produced but not yet sold. Differences between the gain on sale credited to the production divisions and the consolidated gain on sale due to timing of loan sales were eliminated in consolidation and reported in the Elimination column. The mortgage production divisions are now credited with gain on sale of loans based on the actual amount realized for loans sold in the period for that division. Elimination of a funding allocation at the consolidated level is no longer necessary. We have revised all prior period data to conform to the current allocation methodology.
      Loans are occasionally transferred (“sold”) from the production divisions to the thrift divisions at a premium based on the estimated fair value. The premium paid for the loans is recorded as a gain in the production divisions and a premium on the asset in the thrift divisions and eliminated in consolidation. In subsequent periods, this premium is amortized as part of the thrift divisions’ net interest margin and the amortization is reversed in the Elimination column.
      Under the Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases” (“SFAS No. 91”), certain fees and related incremental direct costs associated with originating loans are required to be deferred when incurred. SFAS No. 91 fees and expenses are then deferred at production and subsequently recognized at sale. This is reflected as a reclass reducing operating expenses and loan fees with the net deferral reported as a component of the gain on sale. The deferral of direct origination costs is shown separately as a contra to the gross operating expenses to enable the computation of gross cost per funded loan.
      The Company hedges the MSRs to protect their economic value. The results in the business segment tables above reflect the economic fair value of the MSRs. The economic fair value may vary from the GAAP value due to the lower of cost or market limitations of GAAP. Differences between the economic value and the GAAP value are eliminated in consolidation.
      The Company’s corporate overhead costs such as corporate salaries and related expenses, excess capital, and non-recurring corporate items are not allocated to the operating channels. Also, for purposes of calculating average interest-earning assets, the allowance for loan losses is excluded.

PRODUCT PROFITABILITY ANALYSIS
      As part of our process of measuring results and holding managers responsible for specific targets, we evaluate profitability at the product level in addition to our segment results. We currently have four product groups:

Standard Consumer Home Loans Held for Sale	Includes first mortgage products originated for sale through the various Indymac channels (excluding servicing retained and consumer construction channels). These products include agency conforming/jumbo, Alt-A and subprime loans.

Specialty Consumer Home Loans Held for Sale and/or Investment	Includes specialty mortgage products originated through the various Indymac channels and adjusted for intercompany activity. These products include, HELOCs/seconds, reverse mortgages, CTP/ Lot and discontinued products.

Home Loans and Related Investments	Includes all investment related activity including home loans held for investment, variable cash flow instruments, mortgage-backed securities and other related investments.

Specialty Commercial Loans Held for Investment	Includes the consolidated loan activity associated with loans that are made to commercial customers such as homebuilders, commercial builders and mortgage brokers and bankers for the purposes of either building residential homes or financing the purchase of these homes.
     The following table summarizes the profitability for each of the four product groups and the loan servicing operations for the three months ended December 31, 2005:

			Home
	Standard	Specialty	Loans &	Specialty	Loan
	Consumer Home	Consumer	Related	Commercial	Servicing		Total
	Loans	Home Loans	Investments	Loans	Operations	Other	Company

	(Dollars in thousands)
Operating Results
Net interest income	$25,257	$29,544	$36,050	$18,191	$(42)	$(1,357)	$107,643
Provision for loan losses	—	(1,358)	(300)	105	—	—	(1,553)
Gain (loss) on sale of loans	94,976	34,417	7,997	—	—	—	137,390
Service fee income	—	5,098	20,021	—	—	(6,405)	18,714
Gain (loss) on sale of securities	—	591	5,342	—	—	—	5,933
Other income	—	8,564	2,450	1,111	507	237	12,869

Net revenue (expense)	120,233	76,856	71,560	19,407	465	(7,525)	280,996
Variable expenses	55,823	35,469	1,343	3,757	—	—	96,392
FAS 91 deferral	(40,489)	(16,527)	(605)	(1,654)	—	—	(59,275)
Fixed expenses	45,471	17,186	10,553	2,897	4,434	43,356	123,897

Pretax income (loss)	59,428	40,728	60,269	14,407	(3,969)	(50,881)	119,982

Net income (loss)	$35,954	$24,606	$36,462	$8,716	$(2,401)	$(31,008)	$72,329

Balance Sheet Data
Average interest-earning assets	$6,888,082	$4,622,301	$8,100,298	$1,158,549	$—	$844,496	$21,613,726
Allocated capital	$390,302	$313,231	$602,571	$132,961	$849	$44,319	$1,484,233
Performance Ratios
Return on equity (ROE)	37%	31%	24%	26%	N/A	N/A	19%
Net interest margin	1.45%	2.54%	1.77%	6.23%	N/A	N/A	1.98%
MBR margin	0.90%	2.53%	1.77%	N/A	N/A	N/A	1.11%
Efficiency ratio	51%	46%	16%	26%	N/A	N/A	57%
Operating Data
Loan production	$14,268,829	$3,430,254	$254,646	$618,078	$—	$—	$18,571,807
Loans sold	$13,418,141	$1,699,027	$453,011	$—	$—	$—	$15,570,179

      The following table provides details on the profitability for the standard consumer home loans held for sale for the three months ended December 31, 2005:

	Standard Consumer Home Loans Held for Sale

	Agency
	Conforming/
	Jumbo	Alt-A	Subprime	Total

	(Dollars in thousands)
Operating Results
Net interest income	$2,583	$15,944	$6,730	$25,257
Provision for loan losses	—	—	—	—
Gain (loss) on sale of loans	2,039	87,812	5,125	94,976
Service fee income	—	—	—	—
Gain (loss) on sale of securities	—	—	—	—
Other income	—	—	—	—

Net revenues (expense)	4,622	103,756	11,855	120,233
Variable expenses	3,797	44,793	7,233	55,823
FAS 91 deferral	(2,781)	(32,411)	(5,297)	(40,489)
Fixed expenses	3,414	37,349	4,708	45,471

Pretax income (loss)	192	54,025	5,211	59,428

Net income (loss)	$116	$32,685	$3,153	$35,954

Balance Sheet Data
Average interest-earning assets	$636,473	$5,411,853	$839,756	$6,888,082
Allocated capital	$33,030	$305,295	$51,977	$390,302
Performance Ratios
Return on equity (ROE)	1%	42%	24%	37%
Net interest margin	1.61%	1.17%	3.18%	1.45%
MBR margin	0.50%	0.87%	1.96%	0.90%
Efficiency ratio	96%	48%	56%	51%
Operating Data
Loan production	$814,703	$12,764,714	$689,412	$14,268,829
Loans sold	$930,435	$11,882,357	$605,349	$13,418,141

Agency Conforming/ Jumbo	First mortgage loans for sale that meet the underwriting guidelines of Fannie Mae and Freddie Mac. Also includes loans that meet all these guidelines, but exceed the loan size acceptable to these agencies.

Alt-A	First mortgage loans for sale that have prime credit characteristics, but do not meet the GSE underwriting guidelines. We sell a portion of our Alt-A loans to the GSEs on a negotiated basis even though the loans do not meet the GSE underwriting guidelines.

Subprime	Includes first mortgage loans that are extended to borrowers with impaired credit with one or more of the following characteristics: 1) FICO score of less than 620; 2) late mortgage payment in the last 12 months; 3) bankruptcy in the last 2 years; and 4) foreclosure in the last 3 years.

     The following table provides details on the profitability for the specialty consumer home loans held for sale and/or investment for the three months ended December 31, 2005:

	Specialty Consumer Home Loans Held for Sale and/or Investment

	HELOCs/	Reverse
	Seconds	Mortgages	CTP/Lot	Discontinued	Total

	(Dollars in thousands)
Operating Results
Net interest income	$18,027	$1,181	$9,752	$584	$29,544
Provision for loan losses	—	—	(458)	(900)	(1,358)
Gain (loss) on sale of loans	142	25,260	8,815	200	34,417
Service fee income	1,331	3,767	—	—	5,098
Gain (loss) on sale of securities	866	—	(275)	—	591
Other income	2,528	182	5,854	—	8,564

Net revenues (expense)	22,894	30,390	23,688	(116)	76,856
Variable expenses	10,756	15,492	9,221	—	35,469
FAS 91 deferral	(6,479)	(7,363)	(2,685)	—	(16,527)
Fixed expenses	2,831	8,259	6,210	(114)	17,186

Pretax income (loss)	15,786	14,002	10,942	(2)	40,728

Net income (loss)	$9,551	$8,436	$6,620	$(1)	$24,606

Balance Sheet Data
Average interest-earning assets	$2,322,717	$231,938	$2,021,334	$46,312	$4,622,301
Allocated capital	$179,723	$21,347	$108,057	$4,104	$313,231
Performance Ratios
Return on equity (ROE)	21%	157%	24%	0%	31%
Net interest margin	3.08%	2.02%	1.91%	5.00%	2.54%
MBR margin	5.31%	2.89%	1.37%	N/A	2.53%
Efficiency ratio	31%	54%	53%	(15)%	46%
Operating Data
Loan production	$1,218,301	$954,636	$1,257,317	$—	$3,430,254
Loans sold	$143,241	$914,591	$641,195	$—	$1,699,027

HELOCs/ Seconds	Home equity lines of credit and closed-end second mortgages.

Reverse Mortgages	Reverse mortgage loans extended to borrowers age 62 and older secured by equity in a primary residence.

CTP/ Lot	Loans made to homeowners for the construction of new custom homes and the subsequent permanent mortgage, and lot loans.

Discontinued	Dealer originated manufactured housing and home improvement loans.

     The following table provides details on the profitability for the home loans and related investments and the loan servicing operations for the three months ended December 31, 2005:

	Home Loans and Related Investments

	Retained Assets		SFR Loans
	and Retention		Held for		Loan Servicing
	Activities	MBS	Investment	Total	Operations

	(Dollars in thousands)
Operating Results
Net interest income	$10,022	$7,133	$18,895	$36,050	$(42)
Provision for loan losses	—	—	(300)	(300)	—
Gain (loss) on sale of loans	6,555	92	1,350	7,997	—
Service fee income	19,690	—	331	20,021	—
Gain (loss) on sale of securities	5,342	—	—	5,342	—
Other income	694	—	1,756	2,450	507

Net revenues (expense)	42,303	7,225	22,032	71,560	465
Variable expenses	1,343	—	—	1,343	—
FAS 91 deferral	(605)	—	—	(605)	—
Fixed expenses	9,467	198	888	10,553	4,434

Pretax income (loss)	32,098	7,027	21,144	60,269	(3,969)

Net income (loss)	$19,419	$4,251	$12,792	$36,462	$(2,401)

Balance Sheet Data
Average interest-earning assets	$578,921	$2,351,249	$5,170,128	$8,100,298	$—
Allocated capital	$300,474	$51,155	$250,942	$602,571	$849
Performance Ratios
Return on equity (ROE)	26%	33%	20%	24%	N/A
Net interest margin	6.87%	1.20%	1.45%	1.77%	N/A
MBR margin	1.73%	N/A	N/A	1.77%	N/A
Efficiency ratio	24%	3%	4%	16%	N/A
Operating Data
Loan production	$254,646	$—	$—	$254,646	$—
Loans sold	$378,474	$—	$74,537	$453,011	$—

Retained Assets and Retention Activities	Mortgage banking, trading and hedging activity associated with the purchase, management and sale of mortgage banking assets and variable cash flow instruments retained in connection with the Company’s loan sales. Activity also includes loans acquired through clean-up calls and originated through customer retention programs.

MBS	Trading and investment activity related to the purchase, management and sale of investment grade mortgage-backed securities.

SFR Loans Held for Investment	Company-wide loan investment activity related to the purchase and management of single family residential mortgage loans held for investment.

Loan Servicing Operations	Includes all fixed operating costs associated with servicing loans held for sale, held for investment and loans serviced for others that are not allocated to the respective products for which these services are provided.

     The following table provides details on the profitability for the specialty commercial loans held for investment for the three months ended December 31, 2005:

	Specialty Commercial Loans Held for Investment

	Single		Warehouse
	Spec	Subdivision	Lending	Total

	(Dollars in thousands)
Operating Results
Net interest income	$3,581	$14,282	$328	$18,191
Provision for loan losses	107	—	(2)	105
Gain (loss) on sale of loans	—	—	—	—
Service fee income	—	—	—	—
Gain (loss) on sale of securities	—	—	—	—
Other income	711	253	147	1,111

Net revenues (expense)	4,399	14,535	473	19,407
Variable expenses	832	2,925	—	3,757
FAS 91 deferral	(151)	(1,503)	—	(1,654)
Fixed expenses	486	1,596	815	2,897

Pretax income (loss)	3,232	11,517	(342)	14,407

Net income (loss)	$1,955	$6,968	$(207)	$8,716

Balance Sheet Data
Average interest-earning assets	$218,200	$899,698	$40,651	$1,158,549
Allocated capital	$20,573	$108,402	$3,986	$132,961
Performance Ratios
Return on equity (ROE)	38%	26%	N/A	26%
Net interest margin	6.51%	6.30%	N/A	6.23%
Efficiency ratio	27%	21%	N/A	26%
Operating Data
Loan production	$70,945	$453,133	$94,000	$618,078
Loans sold	$—	$—	$—	$—

Single Spec	Loans that are made to homebuilders to build individual custom homes for resale to consumers.

Subdivision Construction	Subdivision lending for commercial acquisition, development and construction loans to commercial builders.

Warehouse Lending	Warehouse lines of credit to mortgage brokers to finance their inventory of loans prior to sale.

     The following table provides details on the profitability for all other business units for the three months ended December 31, 2005:

	Deposits	Treasury	Corporate OH	Total Company

	(Dollars in thousands)
Operating Results
Net interest income	$4,352	$(3,743)	$(1,966)	$107,643
Provision for loan losses	—	—	—	(1,553)
Gain (loss) on sale of loans	—	—	—	137,390
Service fee income	—	—	(6,405)	18,714
Gain (loss) on sale of securities	—	—	—	5,933
Other income	685	154	(602)	12,869

Net revenues (expense)	5,037	(3,589)	(8,973)	280,996
Variable expenses	—	—	—	96,392
FAS 91 deferral	—	—	—	(59,275)
Fixed expenses	8,431	1,609	33,316	123,897

Pretax income (loss)	(3,394)	(5,198)	(42,289)	119,982

Net income (loss)	$(2,053)	$(3,145)	$(25,810)	$72,329

Balance Sheet Data
Average interest-earning assets	$193	$843,786	$517	$21,613,726
Allocated capital	$1,978	$43,716	$(1,375)	$1,484,233
Performance Ratios
Return on equity (ROE)	N/A	N/A	N/A	19%
Net interest margin	N/A	N/A	N/A	1.98%
Efficiency ratio	N/A	N/A	N/A	57%
Operating Data
Loan production	$—	$—	$—	$18,571,807
Loans sold	$—	$—	$—	$15,570,179

Deposits	Includes all deposit generating activities to raise deposits from retail bank branch customers to be used in certain lending activities. The Deposits group is organized as a cost center whereby its interest expense from deposits is offset by allocations from Treasury.

Treasury	Includes all financing activity related to providing funds (FHLB and private borrowings, debt and other securities issuances and deposits generation) to Indymac businesses to fund loans and investments. The use of funds is charged to each business unit according to Indymac’s capital allocation and funds transfer pricing methodology with the difference residing in Treasury.

Corporate Overhead	Includes all corporate fixed costs that do not vary in the short term with changes in business activity. Fixed costs include corporate administration, financial management, enterprise risk management, centralized information technology and other unallocated fixed costs.

LOAN PRODUCTION
      The Company achieved record mortgage loan production of $18.0 billion and $60.8 billion, respectively, for the three months and year ended December 31, 2005, up 60% from the $11.2 billion and $37.9 billion reported for the comparable periods in 2004. The record mortgage production reached during this quarter is an increase of 6% over the prior record of $17.0 billion of mortgage loans produced in the third quarter of 2005. Total loan production, including subdivision construction and warehouse lending commitments, reached $18.6 billion for the three months ended December 31, 2005 and $62.9 billion for the year ended December 31, 2005, both records for the Company.
      Our continued production growth in the fourth quarter of 2005 is the result of strong production through our mortgage professional wholesale/correspondent channels and Financial Freedom, the volume of which increased 55% and 86%, respectively, year over year and 6% and 14%, respectively, compared to the third quarter of 2005. The production growth in these channels was attributable to our focus on less cyclical products, such as Alt-A, reverse mortgages, and HELOCs, and increases in regional operation centers, sales force, and active customer base. Additionally, the volume from our mortgage professional conduit channel increased 108% year over year and 12% from the third quarter of 2005. Purchase and cash-out transactions continue to be our predominant volume, and our production mix reflects the increasing customer preference for adjustable rate mortgages. Option ARM loans accounted for 26% of our loan production for the fourth quarter of 2005, up from 25% in the third quarter of 2005 and 21% for the fourth quarter of 2004.
      At December 31, 2005, our total pipeline was a record $9.2 billion, up 46% from a year ago and 3% from September 30, 2005. The purchase and cash-out refinance transactions continue to be the largest part of our pipeline volume, with slight growth in cash-out refinances which includes reverse mortgages. Since our acquisition of Financial Freedom in July 2004, the division has benefited from its position as the leader in the reverse mortgage market, generating $954.6 million in reverse mortgages during the fourth quarter of 2005, up 14% from the third quarter of 2005 and 86% from a year ago.
      The following tables summarize our loan production and pipeline by purpose, interest rate type, product type, S&P loss estimate, geographic distribution, and channels as of and for the quarters ended December 31, 2005 and 2004, and September 30, 2005.

	As of and for the Three Months Ended

	December 31,	December 31,	Percent	September 30,	Percent
	2005	2004	Change	2005	Change

	(Dollars in millions)
Production and Pipeline by Purpose:
Mortgage loan production:
Purchase transactions	$6,917	$4,952	40%	$7,425	(7)%
Cash-out refinance transactions	8,745	4,927	77%	7,790	12%
Rate/term refinance transactions	2,363	1,355	74%	1,735	36%

Total mortgage loan production	$18,025	$11,234	60%	$16,950	6%

% purchase and cash-out refinance transactions	87%	88%		90%
Mortgage industry market share	2.85%	1.66%	72%	2.22%	28%
Mortgage pipeline:
Purchase transactions	$3,617	$2,606	39%	$3,654	(1)%
Cash-out refinance transactions	4,332	2,727	59%	3,945	10%
Rate/term refinance transactions	1,237	974	27%	1,346	(8)%

Mortgage pipeline at period end(1)	$9,186	$6,307	46%	$8,945	3%

% purchase and cash-out refinance transactions	87%	85%		85%

	Three Months Ended

	December 31,	December 31,	September 30,
	2005	2004	2005

Production by Amortization Type as a Percent of Mortgage Production:
Fixed Rate Mortgages	30%	27%	30%
Option ARMs	26%	21%	25%
ARMs and Hybrid ARMs	20%	25%	20%
Hybrid ARMs Interest Only	24%	27%	25%

	100%	100%	100%

(1)	The amount does not include $1,764 million of non-specific rate locks in the conduit pipeline at December 31, 2005.

	Three Months Ended					Year Ended

	December 31,	December 31,	Percent	September 30,	Percent	December 31,	December 31,	Percent
	2005	2004	Change	2005	Change	2005	2004	Change

	(Dollars in millions)
Total Production:
Standard First Mortgage
Products:
Alt-A	$11,731	$7,003	68%	$11,099	6%	$40,117	$24,312	65%
Jumbo	594	487	22%	523	14%	1,987	1,995	0%
Agency conforming	249	365	(32)%	315	(21)%	1,092	1,867	(42)%
Subprime	700	649	8%	639	10%	2,276	2,244	1%
Subprime expanded(1)	1,622	821	98%	1,394	16%	5,119	1,405	264%

Total standard first mortgage products (S&P evaluated)(2)	14,896	9,325	60%	13,970	7%	50,591	31,823	59%
Specialty Consumer Home Mortgage Products:
Home equity line of credit/Seconds	1,234	713	73%	1,106	12%	3,653	2,393	53%
Reverse mortgages	955	514	86%	835	14%	2,935	893	229%
Consumer construction	940	682	38%	1,039	(10)%	3,595	2,793	29%

Subtotal mortgage production	18,025	11,234	60%	16,950	6%	60,774	37,902	60%
Builder construction commitments	453	334	36%	539	(16)%	1,940	1,146	69%
Warehouse lending	94	—	—	48	96%	201	—	—

Total production	$18,572	$11,568	61%	$17,537	6%	$62,915	$39,048	61%

      Our total production is presented in the preceding table based on traditional product definitions. However, we have also included the table below to categorize our production objectively based on the S&P lifetime loss estimates. For the quarters ended December 31, 2005 and 2004, and September 30, 2005, our production was primarily in loans that are agency and prime Alt-A equivalent based on the loss estimates.

	Three Months Ended

	December 31, 2005		September 30, 2005		December 31, 2004

	Average		Average		Average
	Lifetime	Percent of	Lifetime	Percent of	Lifetime	Percent of
	Loss Rate	Total	Loss Rate	Total	Loss Rate	Total

	(Dollars in millions)
Volume by S&P Lifetime Loss Estimate(2):
Agency conforming equivalent (< 45 bps)	0.20%	63%	0.21%	66%	0.21%	68%
Prime Alt-A Equivalent (45-80 bps)	0.59%	26%	0.58%	24%	0.57%	22%
Subprime Equivalent (>80 bps)	2.05%	11%	2.25%	10%	2.24%	10%

Total S&P lifetime loss estimate	0.51%	100%	0.50%	100%	0.50%	100%

Total S&P evaluated production		$14,896		$13,970		$9,325

(1)	Loans in this category are represented by high quality borrowers from a credit/FICO perspective but loans have a subprime characteristic such as a higher LTV or debt to income ratio.

(2)	While Indymac production is evaluated using the S&P Levels model, the data are not audited or endorsed by S&P. S&P evaluated production excludes second liens, HELOC, reverse mortgages, construction loans, and warehouse lending.

      The following table indicates the geographic distribution of our production for the three months ended December 31, 2005 and 2004, and September 30, 2005.

	December 31,	December 31,	September 30,
	2005	2004	2005
Geographic distribution:
California	44%	45%	43%
Florida	8%	6%	8%
New York	6%	7%	6%
Virginia	4%	3%	5%
New Jersey	4%	5%	4%
Other	34%	34%	34%

Total	100%	100%	100%

	Three Months Ended					Year Ended

	December 31,	December 31,	Percent	September 30,	Percent	December 31,	December 31,	Percent
Volume by Divisions:	2005	2004	Change	2005	Change	2005	2004	Change

	(Dollars in millions)
Mortgage Loan Production:
Mortgage Professionals, Wholesale/ Correspondent	$9,942	$6,409	55%	$9,401	6%	$34,864	$21,519	62%
Mortgage Professionals, Conduit	5,281	2,535	108%	4,718	12%	15,811	7,652	107%
Consumer Direct and Indirect	667	873	(24)%	792	(16)%	2,883	4,036	(29)%
Financial Freedom	955	514	86%	835	14%	2,935	893	229%
Servicing Retention	353	244	45%	330	7%	1,079	1,359	(21)%
Home Equity Division	53	56	(6)%	58	(9)%	208	205	1%
Consumer Construction and Lot	774	603	28%	816	(5)%	2,994	2,238	34%

Total Mortgage Loan Production	18,025	11,234	60%	16,950	6%	60,774	37,902	60%
Commercial Loan Production:
Builder Construction	453	334	36%	539	(16)%	1,940	1,146	69%
Warehouse Lending	94	—	—	48	96%	201	—	—

Total Commercial Loan Production	547	334	64%	587	(7)%	2,141	1,146	87%

Total Production	$18,572	$11,568	61%	$17,537	6%	$62,915	$39,048	61%

      The table below provides key production drivers for mortgage professionals’ wholesale and correspondent channels, for the three months ended December 31, 2005 and 2004, and September 30, 2005:

	Three Months Ended

	December 31,	December 31,	Percent	September 30,	Percent
	2005	2004	Change	2005	Change

	(Dollars in millions)
Key Production Drivers:
Active customers during the quarter(1)	6,728	5,047	33%	6,473	4%
Sales personnel	712	573	24%	692	3%
Number of regional offices	13	9	44%	11	18%

(1)	Active customers are defined as customers who funded at least one loan during the most recent 90-day period.

LOAN SALES
      The following table summarizes the amount of loans sold and the relevant performance ratios on loan sales during the three months and years ended December 31, 2005 and 2004 (three months and year ended December 31, 2004 are reflected on a pro forma basis (1)), and the three months ended September 30, 2005:

	Three Months Ended					Year Ended

	December 31,	December 31,	Percent	September 30,	Percent	December 31,	December 31,	Percent
	2005	2004(1)	Change	2005	Change	2005	2004(1)	Change

	(Dollars in thousands)
Total loans sold	$15,570,179	$9,550,060	63%	$15,539,209	0%	$52,297,239	$31,035,878	69%
Gross gain on mortgage loan sales	116,653	135,490	(14)%	103,858	12%	542,310	484,360	12%
Hedging gains (losses)	20,737	(15,395)	235%	47,228	(56)%	49,865	(53,134)	194%

Net gains on sale	137,390	120,095	14%	151,086	(9)%	592,175	431,226	37%
Net interest income on loans held for sale	35,111	40,049	(12)%	39,562	(1)%	122,142	132,316	(8)%

Total mortgage banking revenue	$172,501	$160,144	8%	$190,648	(10)%	$714,317	$563,542	27%

Ratios:
Gross margin before hedging	0.75%	1.42%	(47)%	0.67%	12%	1.04%	1.56%	(34)%
Net margin after hedging	0.88%	1.26%	(30)%	0.97%	(9)%	1.13%	1.39%	(19)%
MBR margin	1.11%	1.68%	(34)%	1.23%	(10)%	1.37%	1.82%	(25)%
      The MBR margin is calculated using mortgage banking revenue divided by total loans sold. The mortgage banking revenue includes total consolidated gain on sale of loans company-wide and the net interest income earned on mortgage loans held for sale by mortgage banking production divisions. While most of the gain on sale of loans results from the loan sale activities in our mortgage banking segment, we do occasionally sell loans from the portfolio held by our thrift segment. The gain on sale recognized by the thrift segment is included in the MBR margin calculation.

      As shown in the table below, year over year, our MBR margins have compressed across all different product types due to declines in gain on sale margins as well as the net interest margins on loans held for sale. The decrease in gain on sale margin was driven by market competition and the shift in our product mix to more lower margin conduit loans. Our net interest margin on loans held for sale was negatively impacted by the rising short-term borrowing rates during 2005 as we do not hedge the net interest income on loans held for sale during the short time loans were in the pipeline.

	Three Months Ended

	December 31,		September 30,		December 31,
	2005		2005		2004(1)

	Amount	MBR	Amount	MBR	Amount	MBR
	Sold	Margin	Sold	Margin	Sold	Margin

	(Dollars in billions)
Conduit loans	$4.0	0.44%	$4.2	0.32%	$0.8	0.72%
Option ARMs	3.4	1.55%	3.7	1.73%	2.4	2.13%
Financial Freedom	0.9	2.89%	0.8	2.90%	0.6	3.85%
All others	7.3	1.05%	6.8	1.34%	5.8	1.42%

Total MBR margin	$15.6	1.11%	$15.5	1.23%	$9.6	1.68%

MBR margin excluding conduit	$11.6	1.34%	$11.3	1.57%	$8.8	1.77%

(1)	The gain on mortgage loan sales for the three months ended December 31, 2004 excluded the $2.2 million SAB No. 105 and $1.9 million purchase accounting adjustments related to the Financial Freedom acquisition. The GAAP gain on mortgage loan sales was $116.0 million for the three months ended December 31, 2004 representing a net margin after hedging of 1.21%.
      The Company hedges the interest rate risk inherent in its pipeline of mortgage loans held for sale to protect its margin on sale of loans. Indymac focuses on trying to maintain stable profit margins with an emphasis on forecasting expected fallout to more precisely estimate our required hedge coverage ratio and minimize hedge costs. By closely monitoring key factors such as product type, origination channels, progress or “status” of transactions, as well as changes in market interest rates since Indymac committed a rate to the borrower (“rate lock commitments”), the Company seeks to quantify the optional component of each rate lock, and in turn, the aggregate rate lock pipeline. By accurately evaluating these factors, the Company has been able to minimize the purchase of options and also stabilize gain on sale margins over different rate environments.
      During the fourth quarter of 2005, the Company’s pipeline hedging activities resulted in hedging gains of $20.7 million compared to hedging losses of $15.4 million for the fourth quarter of 2004. The hedging gains in the fourth quarter of 2005 were consistent with the rising interest rate environment and against the decline in the value of our pipelines.
      In addition to mortgage loans held for sale, the hedging activities also include rate lock commitments. Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS 133”). The rate lock commitments are initially valued at zero and continue to be adjusted for changes in value resulting from changes in market interest rates, pursuant to the Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments.” The Company hedges the risk of changes in fair value of rate lock commitments by selling forward contracts on securities of Fannie Mae or Freddie Mac, Euro Dollar futures and other hedge instruments as the Company deems appropriate to prudently manage this risk. These forward and futures contracts are also accounted for as derivatives and recorded at fair value.

      The following table shows the various channels through which loans were distributed.

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2005	2004	2005	2005	2004
	Distribution	Distribution	Distribution	Distribution	Distribution
	Percentages	Percentages	Percentages	Percentages	Percentages

	(Dollars in millions)
Sales of government-sponsored enterprises (“GSEs”) equivalent loans	17%	19%	18%	17%	24%
Private-label securitizations	44%	44%	60%	57%	47%
Whole loan sales	34%	28%	17%	21%	20%

Subtotal sales	95%	91%	95%	95%	91%
Investment portfolio acquisitions	5%	9%	5%	5%	9%

Total loan distribution percentage	100%	100%	100%	100%	100%

Total loan distribution	$16,222	$10,551	$16,283	$54,921	$34,275

      We maintain multiple channels for loan dispositions to achieve sustainable liquidity and develop a deep and diverse investor base. Also, through multiple channels, Indymac can consistently sell investment and non-investment grade bonds, AAA-rated and agency interest-only securities, and whole loans for cash.
      Sales of GSE equivalent loans, including the amount sold directly to the GSEs and the amount of whole loan sales of GSE-eligible loans, decreased to 17% of total sales for 2005 compared to 24% for 2004. The decrease reflects the fact that a higher percentage of loans produced consist of ARM mortgages and interest-only loans which the Company has not generally sold to the GSEs. In addition, higher margins are generated by securitizing certain loans in private transactions, versus selling them in GSE and whole loan transactions.
      In conjunction with the sale of mortgage loans, the Company generally retains certain assets. The primary assets retained include MSRs and, to a lesser degree, AAA-rated and agency interest-only securities, AAA-rated principal-only securities, prepayment penalty securities, investment and non-investment grade securities, and residual securities. The allocated cost of the retained assets at the time of sale is recorded as an asset with an offsetting increase to the gain on sale of loans (or a reduction in the cost basis of the loans sold). The calculation of the $137.4 million in gain on sale of loans earned during the three months ended December 31, 2005 included the retention of $211.4 million MSRs, and $58.0 million of other retained assets. During the three months ended December 31, 2005, assets previously retained generated cash flows of $127.5 million. More information on the valuation assumptions related to the Company’s retained assets can be found at page 29, under the heading “Valuation of MSRs, Interest-Only, Prepayment Penalty, and Residual Securities.”

MORTGAGE SERVICING AND OTHER RETAINED ASSETS
MORTGAGE SERVICING AND MORTGAGE SERVICING RIGHTS
      In addition to loans the Company held on its balance sheet, Indymac serviced $84.5 billion of mortgage loans (including reverse mortgages and HELOCs) owned by others at December 31, 2005, with a weighted average coupon of 6.19%. In comparison, Indymac serviced $73.8 billion of mortgage loans owned by others at September 30, 2005, with a weighted average coupon of 5.98%. The table below shows the activity in the servicing portfolios during the periods ended December 31, 2005 and 2004 and September 30, 2005:

	Servicing Portfolio

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2005	2004	2005	2005	2004

	(Dollars in millions)
Unpaid principal balance at beginning of period	$73,787	$44,501	$63,676	$50,219	$30,774
Acquisition of Financial Freedom	—	—	—	—	4,280
Additions	15,815	9,496	15,561	52,382	30,026
Clean-up calls exercised	(287)	(489)	(276)	(1,042)	(1,777)
Loan payments and prepayments	(4,820)	(3,289)	(5,174)	(17,064)	(13,084)

Unpaid principal balance at end of period	$84,495	$50,219	$73,787	$84,495	$50,219

      The following tables also provide additional information on our servicing portfolio:

	As of

	December 31,	December 31,	September 30,
	2005	2004	2005

By Product Type:
Fixed Rate Mortgages	35%	49%	37%
Option ARMs	26%	16%	25%
Hybrid ARMs	27%	22%	26%
Reverse Mortgages (all ARMs)	9%	10%	9%
HELOCs	2%	2%	2%
Other	1%	1%	1%

Total	100%	100%	100%

	December 31,	December 31,	September 30,
Additional Information, Excluding Reverse Mortgages:	2005	2004	2005

	(Dollars in thousands)
Weighted average FICO	699	695	699
Weighted average original combined LTV	73%	73%	73%
Average original loan size	221	189	210
Percent of portfolio that is interest-only	23%	11%	20%
Percent of portfolio with prepayment penalty	37%	28%	34%
By Geographic Distribution:
California	42%	43%	42%
New York	9%	11%	9%
Florida	7%	5%	7%
New Jersey	5%	5%	5%
Virginia	4%	2%	3%
Other	33%	34%	34%

Total	100%	100%	100%

      The capitalized value of MSRs totaled $1,094.5 million as of December 31, 2005, and $940.6 million as of September 30, 2005, an increase of $153.9 million. The table below shows the activity in MSRs.

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2005	2004	2005	2005	2004

	(Dollars in thousands)
Balance at beginning of period	$940,606	$551,811	$738,844	$640,794	$443,688
Additions from Financial Freedom acquisition	—	—	—	—	41,003
Additions	211,357	122,049	212,768	706,641	377,003
Transfers from (to) prepayment penalty and/or AAA-rated and agency interest-only securities	—	8,536	—	(8,491)	(5,362)
Clean-up calls exercised	(1,314)	(4,313)	(730)	(3,911)	(18,754)
Amortization	(68,298)	(46,036)	(60,911)	(227,084)	(146,491)
Valuation/impairment	12,139	8,747	50,635	(13,459)	(50,293)

Balance at end of period	$1,094,490	$640,794	$940,606	$1,094,490	$640,794

MSRs as basis points of unpaid principal balance	130	128	127	130	128
      Although we hedge our MSRs on an economic basis, we have elected to designate SFAS No. 133 fair value hedge accounting on certain tranches of the total MSRs. The changes in the value of the designated MSRs attributable to the hedged risk, and the fair value of the designated hedges, are recorded through income if the hedging relationships are proven to be effective under the provisions of SFAS No. 133. All MSRs, regardless of hedge designation, are then adjusted to the lower of cost or market (“LOCOM”). At December 31, 2005, our LOCOM limitations were $17.6 million, of which $9.7 million were created during the fourth quarter of 2005 and not recognized in the value of MSRs on our consolidated financial statements. The Financial Accounting Standards Board has issued an exposure draft providing an option to account for mortgage servicing rights at fair value. Although still not in final form, we plan to adopt the fair value accounting for MSRs during the first quarter of 2006 when the standard is expected to become effective, which would eliminate the potential for a similar impact on future earnings.

      Each quarter, we evaluate the MSRs for impairment in accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” We stratify our MSRs based on predominant risk characteristics, underlying loan type, interest rate type and interest rate band. Then, for each stratum, we determine the fair value of MSRs using our valuation models, which are benchmarked quarterly to third party opinions of value. If the carrying value exceeds the fair value by individual stratum, a valuation allowance is recorded as a charge to service fee income in current earnings; however, if such impairment is determined to be other-than-temporary and the recoverability of the value is remote, we recognize a direct write-down. Unlike a valuation allowance, a direct write-down permanently reduces the carrying value of the MSR asset and the related valuation allowance. As of December 31, 2005, the valuation allowance on MSRs totaled $127.8 million. The temporary valuation write-ups were $12.1 million on MSRs (excluding LOCOM limitation of $9.7 million) during the fourth quarter of 2005.
OTHER RETAINED ASSETS
      We evaluate the carrying value of our AAA-rated agency and interest-only, principal only, prepayment penalty, residual and non-investment grade securities by discounting estimated net future cash flows. For these securities, estimated net future cash flows are primarily based on assumptions related to prepayment speeds, in addition to expected credit loss assumptions on the residual securities. Our models used for estimation are periodically tested against historical prepayment speeds and our valuations benchmarked to external sources where available. We also may retain certain other investment grade securities from our securitizations and to a lesser extent purchased from third parties to serve as hedges for our AAA-rated and agency interest-only securities.
      A summary of the activity in the AAA-rated and agency interest-only, principal only, prepayment penalty, residual, investment and non-investment grade securities portfolios for the three months and the year ended December 31, 2005 and 2004, and for the three months ended September 30, 2005, follows:

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2005	2004	2005	2005	2004

	(Dollars in thousands)
AAA-rated and agency interest-only securities:
Beginning balance	$74,005	$117,257	$63,052	$90,658	$146,179
Retained investments from securitizations	9,504	735	11,558	25,168	39,671
Transfer from MSRs	—	(8,536)	—	—	5,362
Sales	—	—	—	—	(15,171)
Clean-up calls exercised	—	(31)	—	(171)	(3,532)
Cash received, net of accretion	(5,708)	(7,422)	(5,469)	(23,060)	(39,200)
Valuation gains (losses) before hedges	930	(11,345)	4,864	(13,864)	(42,651)

Ending balance	$78,731	$90,658	$74,005	$78,731	$90,658

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2005	2004	2005	2005	2004

	(Dollars in thousands)
Principal only securities:
Beginning balance	$2,351	$18,564	$—	$18,598	$8,518
Additions	—	—	—	—	201,500
Retained investments from securitizations	9,303	554	2,351	13,073	10,908
Purchases	123,048	—	—	123,048	—
Sales	(122,684)	—	—	(142,132)	(195,972)
Clean-up calls exercised	—	—	—	—	51
Cash received, net of accretion	(1,922)	(476)	(5)	(2,400)	(10,869)
Valuation gains (losses) before hedges	(613)	(44)	5	(704)	4,462

Ending balance	$9,483	$18,598	$2,351	$9,483	$18,598

Prepayment penalty securities:
Beginning balance	$76,178	$28,299	$62,283	$33,451	$2,096
Retained investments from securitizations	7,602	5,202	20,998	38,742	31,788
Transfer from MSRs	—	—	—	8,491	—
Clean-up calls exercised	—	—	—	—	(15)
Cash received, net of accretion	(11,249)	(1,279)	(8,413)	(26,636)	(4,190)
Valuation gains	3,210	1,229	1,310	21,693	3,772

Ending balance	$75,741	$33,451	$76,178	$75,741	$33,451

Residual securities(1):
Beginning balance	$154,334	$113,121	$145,794	$135,386	$56,156
Retained investments from securitizations	22,812	27,414	17,404	58,396	93,383
Cash received, net of accretion	(8,619)	(5,062)	(3,414)	(23,941)	(19,703)
Valuation (losses) gains before hedges	(756)	(87)	(5,450)	(2,070)	5,550

Ending balance	$167,771	$135,386	$154,334	$167,771	$135,386

Investment-grade securities:
Beginning balance	$93,440	$81,890	$94,346	$146,822	$35,847
Retained investments from securitizations	4,317	61,655	—	38,241	130,161
Purchases	—	26,304	—	—	30,883
Impairment	(33)	(114)	(87)	(361)	(271)
Sales	—	(20,095)	—	(83,630)	(32,900)
Cash received, net of accretion	(5,027)	(2,739)	139	(7,375)	(17,984)
Valuation (losses) gains before hedges	(577)	(79)	(958)	(1,577)	1,086

Ending balance	$92,120	$146,822	$93,440	$92,120	$146,822

(1)	Included in our residual securities were $48.7 million of HELOC residuals retained from our two separate guaranteed mortgage securitization transactions. There was no gain on sale of loans recognized in connection with these transactions.

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2005	2004	2005	2005	2004

	(Dollars in thousands)
Non-Investment grade securities:
Beginning balance	$53,041	$56,558	$57,949	$83,052	$11,944
Retained investments from securitizations	4,496	21,429	5,503	14,224	93,050
Purchases	—	5,277	—	1,523	5,277
Impairment	(22)	(155)	(51)	(247)	(1,311)
Sales	—	(3,892)	(10,344)	(37,330)	(23,962)
Cash received, net of accretion	20	(41)	(23)	(325)	(5,096)
Valuation (losses) gains before hedges	177	3,876	7	(3,185)	3,150

Ending balance	$57,712	$83,052	$53,041	$57,712	$83,052

      The fair value of other investment grade and non-investment grade securities by credit rating as of December 31, 2005 and 2004, is as follows:

	December 31, 2005

		Premium			December 31,
	Current	(Discount)			2004
	Face	to Face	Amortized
	Value	Value	Cost	Fair Value	Fair Value

	(Dollars in thousands)
Other investment grade mortgage-backed securities:
AA	$22,079	$258	$22,337	$21,787	$76,941
A	249	(18)	231	239	5,087
BBB	30,751	(1,395)	29,356	29,848	33,764
BBB-	43,550	(3,395)	40,155	40,246	31,030

Total other investment grade mortgage-backed securities	$96,629	$(4,550)	$92,079	$92,120	$146,822

Non-investment grade mortgage-backed securities:
BB	$40,997	$(4,994)	$36,003	$36,873	$53,065
BB-	13,524	(147)	13,377	13,523	13,516
B+	—	—	—	—	101
B	14,961	(8,985)	5,976	6,458	14,449
Other	10,099	(9,510)	589	858	1,921

Total other non-investment grade mortgage-backed securities	$79,581	$(23,636)	$55,945	$57,712	$83,052

      At December 31, 2005, of the total other investment grade and non-investment grade mortgage-backed securities, $106.3 million was collateralized by prime loans and $43.5 million by subprime loans.

VALUATION OF MSRS, INTEREST-ONLY, PREPAYMENT PENALTY,
AND RESIDUAL SECURITIES
      MSRs, AAA-rated and agency interest-only securities, prepayment penalty securities, and residual securities are recorded at fair market value. MSRs are further subject to the lower of cost or market limitations. Relevant information and assumptions used to value these securities at December 31, 2005 and 2004, and September 30, 2005 are shown below.

	Actual						Valuation Assumptions

			Gross Wtd.	Servicing	3-Month	Weighted	Lifetime	3-Month		Remaining
	Book	Collateral	Average	Fee/Interest	Prepayment	Average	Prepayment	Prepayment	Discount	Cumulative
	Value	Balance	Coupon	Strip	Speeds	Multiple	Speeds	Speeds	Yield	Loss Rate(1)

	(Dollars in thousands)
December 31, 2005
MSRs	$1,094,490	$84,495,133	6.19%	0.37%	21.7%	3.54	21.4%	16.2%	10.7%	N/A

AAA-rated and agency interest-only securities	$78,731	$7,583,643	6.63%	0.38%	27.5%	2.73	20.3%	22.7%	8.0%	N/A

Prepayment penalty securities	$75,741	$13,657,946	6.30%	N/A	22.7%	N/A	23.7%	20.3%	9.0%	N/A

Prime residual securities	$2,438	$1,183,361	5.85%	0.61%	60.0%	0.34	46.3%	51.4%	15.0%	0.18%
Lot loan residual securities	41,066	$939,005	7.55%	2.90%	33.2%	1.51	43.1%	41.4%	21.6%	0.36%
HELOC residual securities	66,041	$1,430,473	8.26%	3.18%	55.8%	1.45	44.0%	49.6%	19.0%	0.87%
Subprime residual securities	58,226	$4,831,675	7.40%	2.17%	33.2%	0.55	37.1%	29.4%	24.9%	2.94%

Total non-investment grade residual securities	$167,771

December 31, 2004
MSRs	$640,794	$50,218,965	5.73%	0.36%	24.0%	3.54	20.8%	21.9%	10.3%	N/A

AAA-rated and agency interest-only securities	$90,658	$8,472,502	6.65%	0.38%	34.3%	2.82	14.9%	26.9%	11.3%	N/A

Prepayment penalty securities	$33,451	$7,626,661	4.90%	N/A	N/A	N/A	N/A	N/A	12.6%	N/A

Prime residual securities	$6,495	$1,668,429	6.55%	1.00%	40.9%	0.39	36.9%	37.3%	15.0%	0.21%
Lot loan residual securities	17,675	$441,884	7.02%	4.13%	36.5%	0.97	41.0%	41.6%	19.3%	0.42%
HELOC residual securities	66,077	$1,352,181	6.48%	3.41%	32.1%	1.43	36.7%	43.4%	19.0%	0.91%
Subprime residual securities	45,139	$2,757,236	7.44%	3.29%	24.1%	0.50	33.6%	22.8%	24.7%	2.55%

Total non-investment grade residual securities	$135,386

September 30, 2005
MSRs	$940,606	$73,786,515	5.98%	0.37%	25.7%	3.47	22.0%	20.5%	10.9%	N/A

AAA-rated and agency interest-only securities	$74,005	$7,104,367	6.57%	0.40%	28.2%	2.60	20.0%	27.4%	8.8%	N/A

Prepayment penalty securities	$76,178	$12,825,520	5.92%	N/A	33.5%	N/A	25.2%	24.6%	9.5%	N/A

Prime residual securities	$4,694	$1,282,883	6.10%	1.06%	57.5%	0.35	65.6%	40.6%	15.0%	0.08%
Lot loan residual securities	33,531	$766,281	7.22%	2.68%	35.8%	1.63	41.5%	41.6%	21.5%	0.34%
HELOC residual securities	64,269	$1,412,405	7.80%	2.88%	48.3%	1.58	44.6%	50.0%	19.0%	0.85%
Subprime residual securities	51,840	$4,368,788	7.37%	2.72%	37.1%	0.44	36.2%	26.1%	24.9%	2.92%

Total non-investment grade residual securities	$154,334

(1)	As a percentage of the original pool balance, the actual cumulative loss rate to date totaled 0.09%, 0.23%, and 0.60% for prime, HELOC, and subprime loans, respectively, at December 31, 2005. No loss has been incurred on lot loans as of December 31, 2005.
      The lifetime prepayment speeds represent the annual constant prepayment rate (“CPR”) we estimate for the remaining life of the collateral supporting the asset. For MSRs and AAA-rated and agency interest-only securities, we project prepayment rates using an industry standard prepayment model. The model considers key factors such as refinance incentive, housing turnover, seasonality and aging of the pool of loans. Prepayment speeds incorporate expectations of future rates implied by the market forward LIBOR/swap curve as well as collateral specific current coupon information.
      The weighted-average multiple for MSRs, AAA-rated and agency interest-only securities and residual securities represent the book value divided by the product of collateral balance and servicing fee/interest strip. While the weighted-average life of such assets is a function of the undiscounted cash flows, the multiple is a function of the discounted cash flows. With regard to AAA-rated and agency interest-only securities, the marketplace frequently uses calculated multiples to assess the overall impact valuation assumptions have on value. Collateral type, coupon, loan age and the size of the interest strip must be considered when comparing these multiples. The mix of collateral types supporting servicing-related assets is primarily non-conforming/conventional, which may make comparisons of the Company’s MSR multiples misleading relative to peer multiples whose product mix is substantially different.
      As of December 31, 2005, the weighted-average multiple for MSRs had increased slightly compared to September 30, 2005, primarily due to lower prepayment assumptions based on actual lower prepayments during the quarter and the anticipated increase in interest rates. The weighted-average multiple for AAA-rated and agency interest-only securities increased slightly over the third quarter based on the market value of trust IOs with comparable characteristics. Our residual securities are less interest-rate sensitive and thus the weighted-average multiples are more comparable from period to period.
      The prepayment penalty securities are held mainly as hedges of MSRs. In declining rate environment, the value for prepayment penalty securities generally rises due to higher prepayment activities, which typically mitigates a decline in MSR value attendant with faster prepayments. As of December 31, 2005, as a percent of the underlying collateral, the value of prepayment penalty bonds was 55 basis points, down from 59 basis points at September 30, 2005, which was affected by the interest rate environment and cash flow received during the quarter.
HEDGING INTEREST RATE RISK ON SERVICING-RELATED ASSETS
      With respect to the investment in servicing-related assets (AAA-rated and agency interest-only securities, non-investment grade residual securities and MSRs), the Company is exposed to interest rate risk as a result of other than predicted prepayment of loans. Our retained assets and servicing division is responsible for the management of interest rate and prepayment risks in the servicing-related assets, subject to policies and procedures established by, and oversight from, our management-level Interest Rate Risk committee (“IRRC”), Variable Cash Flow Instruments Committee (“VCI”), management-level Enterprise Risk Management (“ERM”) group, and our Board of Directors-level ERM committee.
      The objective of our hedging strategy is to mitigate the impact of changes in interest rates on the net economic value of the balance sheet and quarterly earnings, not to speculate on interest rates. As such, we manage the comprehensive interest rate risk of our servicing-related assets using financial instruments and our servicing portfolio retention efforts. Historically, we have hedged servicing-related assets using a mix of securities on our balance sheet, such as AAA-rated principal-only securities, prepayment penalty securities, buying and/or selling mortgage-backed or U.S. Treasury securities, as well as derivatives such as futures, floors, interest rate swaps, or options. As there are no hedge instruments that would be perfectly correlated with these hedged assets, we use a mix of the above instruments designed to correlate well with the hedged servicing assets and our anticipated servicing retention rates. The MSRs and Retention Asset segment results on page 31 reflect the entire risk management results.
      The following table details the components of service fee income/expense. During the fourth quarter of 2005, we recognized hedge losses of $13.0 million on MSRs while $9.7 million economic value of MSRs could not be recognized due to LOCOM limitations under current GAAP. Since our strategy is to hedge economic changes in value, we have included the $9.7 LOCOM impact in evaluating the performance of our MSRs on an economic basis. The FASB has issued an exposure draft to provide an option to account for MSRs at fair value, which is expected to become effective and adopted by us during the first quarter of 2006. Also, as a servicer of loans sold to investors, we generate additional income from our clean-up call activities and retention programs, which enhances the overall profitability of the capitalized servicing portfolio. On an overall economic basis, our service fee income in basis points of average unpaid principal balance is consistent from period to period.

	Three Months Ended

	December 31,		December 31,		September 30,
	2005	% of UPB(1)	2004	% of UPB	2005	% of UPB

	(Dollars in thousands)
Service fee (expense) income:
Gross service fee income	$87,826	45	$46,621	41	$75,246	44
Amortization	(68,298)	(35)	(46,036)	(40)	(60,912)	(36)

Service fee income (expense), net of amortization	19,528	10	585	1	14,334	8
Valuation adjustments on MSRs	12,139	6	8,747	8	50,635	30
Hedge (loss) gain on MSRs	(12,953)	(7)	424	—	(54,665)	(32)

Total service fee (expense) income, GAAP	$18,714	9	$9,756	9	$10,304	6

LOCOM Impact on MSRs	9,720	5	441	—	2,410	1
Clean-up call and Retention Program Income	9,148	5	10,645	9	9,880	6

Total service fee (expense) income, Economic Basis	$37,582	19	$20,842	18	$22,594	13

	Year Ended

	December 31,		December 31,
	2005	% of UPB	2004	% of UPB

	(Dollars in thousands)
Service fee (expense) income:
Gross service fee income	$282,420	44	$142,266	36
Amortization	(227,085)	(35)	(146,491)	(37)

Service fee (expense) income, net of amortization	55,335	9	(4,225)	(1)
Valuation adjustments on MSRs	(13,460)	(2)	(50,293)	(13)
Hedge (loss) gain on MSRs	2,360	—	42,065	11

Total service fee (expense) income	$44,235	7	$(12,453)	(3)

LOCOM Impact on MSRs	11,133	2	(3,516)	(1)
Clean-up call and Retention Program Income	27,401	4	57,404	14

Total service fee (expense) income, economic basis	$82,769	13	$41,435	10

(1)	Represents the service fee income or expense in basis points of average unpaid principal balance of the capitalized servicing portfolio.

      As indicated in the table below, other retained assets and the related hedges produced a net gain of $5.9 million during the fourth quarter of 2005, as compared to $6.0 million net loss for the fourth quarter of 2004. The value of prepayment penalty securities has risen during the year due to the change in interest rates and an increase in liquidity in the market. Prepayment penalty securities were used as hedges for MSRs and have more than offset a corresponding decline in the valuation for the full year. Included in the $518 thousand unrealized loss on residuals for the three months ended September 30, 2005 were $2.6 million negative valuation adjustments related to estimated losses as a result of the Gulf Coast Hurricanes.

	Three Months Ended			Years Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2005	2004	2005	2005	2004

	(Dollars in thousands)
Net gain (loss) on securities:
Realized gain on available for sale securities	$—	$29	$673	$6,054	$3,972
Impairment on available for sale securities	(54)	(269)	(138)	(607)	(1,582)
Unrealized gain on prepayment penalty securities	3,211	1,229	1,310	21,694	3,379
Unrealized gain (loss) on AAA-rated and agency interest-only and residual securities	642	(11,432)	(518)	(16,970)	(36,708)
Net gain (loss) on trading securities and other instruments used to hedge AAA-rated and agency interest-only and residual securities	2,134	4,478	(599)	7,695	7,135

Total gain (loss) on mortgage-backed securities, net	$5,933	$(5,965)	$728	$17,866	$(23,804)

MORTGAGE-BACKED SECURITIES AND LOANS HELD FOR INVESTMENT
      In addition to the securities retained from our securitizations, the Company also invests in non-agency senior securities and loans held for investment to generate core interest income, stabilize company-wide earnings and provide a consistent return on equity. These securities are generally classified as available for sale and fair value adjustments are excluded from earnings and reported as a separate component in shareholders’ equity. At December 31, 2005, we also had $52.6 million of senior securities from our own securitizations in our trading portfolio. At December 31, 2005, our AAA-rated mortgage-backed securities had an expected weighted-average life of 2.6 years.
      Included in our non-agency available for sale securities at December 31, 2005 were $1.0 billion AAA-rated HELOC-backed securities and $111.2 million of senior mortgage-backed securities from our three separate on-balance-sheet financing transactions in 2004. The objectives of these transactions were to improve the liquidity profile and lower cost of funds for the Company.

      The following table details the loans held for investment and non-agency and agency senior securities as of December 31, 2005 and 2004.

	December 31,	December 31,
	2005	2004

	(Dollars in thousands)
Loans held for investment:
SFR mortgage	$5,441,521	$4,458,784
Consumer construction	1,656,963	1,443,450
Builder construction	838,772	643,116
HELOC	31,882	45,932
Land and other mortgage	260,615	158,471
Revolving warehouse lines of credit	48,616	—

Total — loans held for investment	$8,278,369	$6,749,753

Mortgage-backed securities:
AAA-rated non-agency securities, trading	$52,633	$—
AAA-rated non-agency securities, available for sale	3,524,952	3,166,600
AAA-rated agency securities, available for sale	43,014	14,903

Total AAA-rated mortgage-backed securities	$3,620,599	$3,181,503

SFR MORTGAGE LOANS HELD FOR INVESTMENT
      The Company’s portfolio of mortgage loans held for investment is comprised primarily of SFR mortgage loans, with a concentration in adjustable-rate and hybrid adjustable-rate mortgage loans to mitigate interest rate risk. The Company plans on increasing its portfolio of mortgage loans held for investment to achieve better balance in its thrift segment relative to its mortgage banking segment, which tends to be more cyclical. The Company added $651.9 million and $2.6 billion of mortgage loans in accordance with this strategy during the three months and year ended December 31, 2005.
      Included in our loans held for investment portfolio at December 31, 2005 were approximately $1.3 billion in option ARM loans that have potential for negative amortization. As of December 31, 2005, approximately 56%1 of our option ARM loans had negatively amortized, resulting in an increase of $5.3 million to their original loan balance. However, our held for investment option ARM portfolio has shown net amortization, meaning that borrowers in the aggregate have made higher payments than the interest-only payments. The original weighted average combined loan-to-value (“CLTV”) on our option ARM loans was 74%, while the estimated current combined LTV is 63%, calculated based on the Office of the Federal Housing Enterprise Oversight House Price Index Metropolitan Statistical Areas data on a loan level basis. The decline in the combined loan-to-value was primarily due to appreciation of the underlying property value.

1	The percentage is calculated based on the loan count.

      The following table shows the composition of the portfolio and the relevant credit quality characteristics as of December 31, 2005, September 30, 2005 and December 31, 2004.

	December 31,	September 30,	December 31,
	2005	2005	2004

	(Dollars in thousands)
SFR mortgage loans held for investment	$5,441,521	$5,257,247	$4,458,784
Average loan size	$292	$312	$305
Non-performing loans as a percentage of SFR loans	0.62%	0.59%	0.60%
Estimated average life in years(1)	2.4	2.4	2.4
Estimated average duration in years(2)	1.4	1.4	1.5
Estimated average net duration in month(3)	0.1	0.1	(0.1)
Annualized yield	4.94%	4.80%	4.38%
Percent of loans with active prepayment penalty	35%	35%	25%
Prepayment penalty fees collected	$1,756	$1,393	$791
Fixed-rate mortgages	6%	6%	9%
Option ARMs	25%	24%	13%
Adjustable rate mortgages	4%	4%	5%
Hybrid ARMs	16%	17%	22%
Hybrid ARMs interest only	49%	49%	51%

	December 31,	September 30,	December 31,
Additional Information	2005	2005	2004

Average FICO score(4)	715	717	720
Original average loan to value ratio	72%	72%	71%
Current average loan to value ratio(5)	58%	N/M(6)	N/M(6)
Geographic distribution of top five states:
Southern California	32%	33%	31%
Northern California	21%	21%	21%
Florida	5%	5%	4%
Michigan	4%	5%	6%
New York	4%	4%	4%
Virginia	3%	3%	3%
Other	31%	29%	31%

Total	100%	100%	100%

(1)	Represents the estimated length of time, on average, the SFR loan portfolio will remain outstanding based on the Company’s estimates for prepayments.

(2)	Average duration measures the expected change in the value of a financial instrument in response to changes in interest rates.

(3)	Average net duration measures the expected change in the value of a financial instrument in response to changes to interest rates, taking into consideration the impact of the related hedges. The negative net duration implies an increase in value as rates rise while the positive net duration implies a decrease in value.

(4)	FICO scores are the result of a credit scoring system developed by Fair Isaacs and Co. and are generally used by lenders to evaluate a borrower’s credit history. FICO scores of 700 or higher are generally considered in the mortgage industry to be very high quality borrowers with low risk of default, but in general, the secondary market will consider FICO scores of 620 or higher to be prime.

(5)	Current average loan to value ratio is estimated based on the Office of the Federal Housing Enterprise Oversight House Price Index Metropolitan Statistical Area data on a loan level basis.

(6)	Not meaningful.

CONSUMER CONSTRUCTION
      Indymac’s consumer construction division provides construction financing for individual consumers who want to build a new primary residence or second home. The primary product is a construction-to-permanent residential mortgage loan. This product typically provides financing for a construction term from 6 to 12 months and automatically converts to a permanent mortgage loan at the end of construction. The end result is a product that represents a hybrid activity between our portfolio lending activities and mortgage banking activities. The Company earns net interest income on these loans during the construction phase and the loans are generally fixed-rate during this period. When the loan converts to permanent status, the interest rate may be adjusted based on the underlying permanent note. As of December 31, 2005, based on the underlying note agreements, 57% of the construction loans will be converted to adjustable-rate permanent loans, 25% to hybrid adjustable-rate loans, and 18% to fixed-rate loans. New consumer construction commitments decreased 10% from the third quarter of 2005 but grew 38% over the same quarter of 2004 to $0.9 billion, as we continue to take advantage of the strong “new home” purchase market. About 59% of new commitments are generated through mortgage broker customers of the mortgage bank and the remaining 41% of new commitments are retail originations. Once each loan has converted to a permanent mortgage loan, the mortgage is classified as a mortgage loan held for sale and may be sold in the secondary market or acquired by our SFR mortgage loan portfolio. The amount of construction loans that were converted to permanent status was $389 million for the fourth quarter of 2005, a decrease of 6% from the third quarter of 2005 but an increase of 19% over the same quarter of 2004. Overall, the Company is one of the largest custom residential construction lenders in the nation. Consumer construction loans outstanding at December 31, 2005 increased 15% from December 31, 2004.
      The following tables present further information on our consumer construction portfolio.

	As of

	December 31,	September 30,	December 31,
	2005	2005	2004

	(Dollars in thousands)
Construction loans	$1,656,953	$1,593,297	$1,443,450
Lot, land and other mortgage loans	$107,164	$102,150	$37,172
Total commitments	$2,949,430	$2,857,617	$2,528,054
Average loan commitment	$442	$436	$410
Non-performing loans	0.51%	0.48%	0.65%
Annualized yield on construction loans	5.67%	5.52%	5.56%
Fixed-rate loans	96%	95%	98%
Adjustable-rate loans	4%	5%	2%
Additional Information

	December 31,	September 30,	December 31,
	2005	2005	2004

Average loan-to-value ratio(1)	75%	74%	74%
Average FICO score	713	712	707
Geographic distribution of top five states:
Southern California	29%	29%	29%
Northern California	18%	18%	17%
Florida	8%	7%	5%
Hawaii	5%	5%	6%
New York	4%	4%	5%
Washington	3%	3%	3%
Other	33%	34%	35%

Total Consumer Construction	100%	100%	100%

(1)	The average loan-to-value ratio is based on the estimated appraised value of the completed project compared to the commitment amount at the date indicated.

HOME EQUITY DIVISION
      Indymac’s Home Equity Division specializes in providing HELOC and closed-end second mortgages nationwide through Indymac’s wholesale and retail channels. With a state-of-the-art web-based decision engine, utilizing a streamlined application process and competitive pricing, this division provides homeowners the ability to easily tap the excess equity in their homes for a variety of uses. With the HELOC product, homeowners have convenient access to their funds using the Indymac Visa Equity Card or equity checks. At December 31, 2005, our total HELOCs servicing portfolio amounted to $2.1 billion, an increase of approximately $400 million from the portfolio size at December 31, 2004. HELOC loans that we plan to sell or securitize are classified as held for sale on our balance sheet.
      We produced $733.2 million of new HELOCs commitments through our mortgage banking segment and internal channels during the fourth quarter of 2005, and sold $98.9 million of HELOC loans, realizing $0.9 million of gain on sale. The amount of HELOCs produced and sold were $2.2 billion and $560.9 million, respectively, for the year of 2005, with a total gain on sale of $7.9 million. In addition to the sales of HELOC, we periodically transfer HELOCs to two guaranteed mortgage HELOC securitization trusts to maintain the required collateral level in the trusts. These trusts were established in 2004 by the Company in two separate financing transactions through which approximately $1.0 billion of HELOCs were recharacterized as asset-backed certificates to secure $1.0 billion of non-recourse HELOC notes. For the fourth quarter and fiscal year 2005, HELOCs transferred to the trusts were $202.5 million and $789.8 million, respectively. These transfers did not result in any gain on sale of loans.
      The following table presents information on the combined HELOC portfolio, including both held for sale and held for investment loans, as of and for the three months ended December 31, 2005, September 30, 2005, and December 31, 2004. All HELOC loans are adjustable rate loans and indexed to the prime rate.

	December 31,	September 30,	December 31,
	2005	2005	2004

	(Dollars in thousands)
Outstanding balance	$786,922	$584,083	$404,342
Total commitments(1)	$1,493,415	$1,081,413	$838,534
Average spread over prime	1.47%	1.58%	1.41%
Average FICO score	728	728	726
Average CLTV ratio(2)	78%	78%	76%
Additional Information as of December 31, 2005

		Average Loan			30+ Days
	Outstanding	Commitment	Average Spread	Average	Delinquency
CLTV	Balance	Balance	Over Prime	FICO	Percentage

	(Dollars in thousands)
96% to 100%	$118,995	$83	2.63%	730	0.15%
91% to 95%	78,909	77	2.20%	721	0.11%
81% to 90%	278,304	74	1.86%	713	0.24%
71% to 80%	162,560	99	0.63%	729	0.24%
70% or less	148,154	97	0.33%	745	0.22%

Total	$786,922	$86	1.47%	728	0.21%

(1)	On funded loans.

(2)	The CLTV combines the loan to value on both the first mortgage loan and the HELOC.

BUILDER CONSTRUCTION
      Indymac Bank’s homebuilder division provides land acquisition, development and construction financing to homebuilders for residential construction. Builder construction loans are typically adjustable rate loans, indexed to the prime interest rate with terms ranging from 12 to 24 months. The Bank earns net interest income on these loans. The homebuilder division has central operations in Pasadena, California with 15 satellite sales offices in California, Florida, Illinois, Arizona, Massachusetts, North Carolina, Oregon and Colorado. Our typical customer is a middle size, professional homebuilder who builds between 200 and 2,000 homes per year. We do a limited amount of business with large private and public homebuilders, and have begun a small homebuilder program for homebuilders building 5 to 25 unit projects, and who typically build 5 to 100 homes per year.
      During the fourth quarter of 2005, we entered into new tract construction commitments of $453 million, which is a decrease of 16% or $86 million from the third quarter of 2005, but an increase of 36%, or $119 million, from the fourth quarter of 2004 due to the strong homebuilding market. Builder loans outstanding at December 31, 2005, including construction and land and other mortgage loans, totaled $1.1 billion, a $294 million, or 37%, increase compared to December 31, 2004. Our current weighted average loan to value ratio is 71% and 98% of our builder construction loans are secured by corporate or personal guarantees of the builders as well as the underlying real estate. Our builder construction loans are predominantly indexed to the prime rate. The yield for the fourth quarter of 2005 increased 102 basis points as we received over $1 million in non-accrual interest from a loan that had been on non-accrual since 2003. Excluding this unusual item, our fourth quarter yield would have been 52 basis points higher than the third quarter of 2005 due to 50 basis points increase in prime rate.
      The following tables present further information on our builder construction portfolio.

	As of

	December 31,	September 30,	December 31,
	2005	2005	2004

	(Dollars in thousands)
Construction loans	$838,772	$840,808	$643,116
Lot, land and other mortgage loans	$252,424	$209,802	$154,123
Total commitments	$2,181,698	$2,097,009	$1,461,296
Average loan commitments(1)	$10,824	$10,871	$7,033
Non-performing loans	0.04%	0.40%	1.45%
Annualized yield on construction loans	10.01%	8.99%	7.35%
Additional Information

	December 31,	September 30,	December 31,
	2005	2005	2004

Average loan-to-value ratio(2)	71%	71%	70%
Geographic distribution of top five states:
Southern California	40%	40%	42%
Northern California	17%	15%	22%
Illinois	9%	9%	11%
Florida	9%	8%	6%
Arizona	4%	5%	1%
New York	4%	4%	3%
Other	17%	19%	15%

Total Builder Construction	100%	100%	100%

(1)	In calculating the average builder construction loan commitment, total commitments of $385.0 million of builder spec loans, with average loan commitment of $387 thousand are excluded at December 31, 2005. As of September 30, 2005, we had total commitments of $368.5 million of builder spec loans with average loan commitment of $382 thousand and as of December 31, 2004, we had total commitments of $223.4 million of builder spec loans, with average loan commitment of $387 thousand.

(2)	The average loan-to-value ratio is based on the estimated appraised value of the completed project compared to the commitment amount at the date indicated.
     For information related to the Company’s balance of non-performing assets and related credit reserves, see discussion in the “Credit Risk and Reserves” section at page 43.

NET INTEREST MARGIN
      The following table sets forth information regarding our consolidated average balance sheets (all segments are combined), along with the total dollar amounts of interest income and interest expense and the weighted-average interest rates for the periods presented. Average balances are calculated on a daily basis. Non-performing loans are included in the average balances for the periods presented. The allowance for loan losses is excluded from the average loan balances.

	Three Months Ended

	December 31, 2005			December 31, 2004			September 30, 2005

	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in thousands)
Securities	$3,798,159	$56,911	5.94%	$3,601,428	$46,002	5.08%	$3,589,084	$52,624	5.82%
Loans held for sale	9,029,154	137,749	6.05%	6,175,698	80,426	5.18%	9,065,447	125,969	5.51%
Mortgage loans held for investment	5,534,897	68,878	4.94%	5,040,393	55,557	4.38%	5,392,079	65,173	4.80%
Builder construction and income property	854,451	21,562	10.01%	614,330	11,342	7.34%	797,853	18,086	8.99%
Consumer construction	1,550,080	22,155	5.67%	1,366,365	19,087	5.56%	1,468,487	20,440	5.52%
Investment in Federal Home Loan Bank stock and other	846,985	9,549	4.47%	384,358	3,324	3.44%	808,590	8,098	3.97%

Total interest-earning assets	21,613,726	316,804	5.82%	17,182,572	215,738	4.99%	21,121,540	290,390	5.45%

Other	2,065,129			1,465,184			1,723,374

Total assets	$23,678,855			$18,647,756			$22,844,914

Interest-bearing deposits	$6,693,009	63,049	3.74%	$4,806,998	30,906	2.56%	$6,108,016	52,261	3.39%
Advances from Federal Home Loan Bank	9,181,222	88,218	3.81%	6,334,385	43,426	2.73%	9,061,905	76,907	3.37%
Other borrowings	4,905,885	57,894	4.68%	5,139,378	37,845	2.93%	4,806,036	49,796	4.11%

Total interest-bearing liabilities	20,780,116	209,161	3.99%	16,280,761	112,177	2.74%	19,975,957	178,964	3.55%

Other	1,414,506			1,142,205			1,469,993

Total liabilities	22,194,622			17,422,966			21,445,950
Shareholders’ equity	1,484,233			1,224,790			1,398,964

Total liabilities and shareholders’ equity	$23,678,855			$18,647,756			$22,844,914

Net interest income		$107,643			$103,561			$111,426

Net interest spread			1.83%			2.25%			1.90%

Net interest margin			1.98%			2.40%			2.09%

      The net interest margin during the fourth quarter of 2005 was 1.98%, down from 2.09% for the third quarter of 2005, and 2.40% for the fourth quarter of 2004. Over the course of 2005, the Prime and short term LIBOR rates have increased significantly which affected the yield on interest-earning assets and the cost of borrowings. The yield on the interest-earning assets increased by 83 basis points, which was outpaced by the 125 basis points increase in cost of borrowings. As shown in the table below, while the net interest margin on our thrift assets has been stable year over year, the margin on our mortgage loans held for sale has declined 130 basis points year over year due to the shift of our loan portfolio to more lower-rate ARM products. Also, the Company currently does not place interest rate hedges on loans held for sale as we hold these loans for a short period of time, generally ranging from 10 to 90 days.

	Three Months Ended

	December 31, 2005			December 31, 2004			September 30, 2005

	Average	Net	Net	Average	Net	Net	Average	Net	Net
	Earning	Interest	Interest	Earning	Interest	Interest	Earning	Interest	Interest
	Assets	Income	Margin	Assets	Income	Margin	Assets	Income	Margin

	(Dollars in millions)
By Segment:
Thrift segment and other	$13,365	$64	1.89%	$11,572	$56	1.91%	$12,835	$63	1.96%
Mortgage banking segment	8,249	44	2.11%	5,611	48	3.41%	8,287	48	2.30%

Total Company	$21,614	$108	1.98%	$17,183	$104	2.40%	$21,122	$111	2.09%

	Year Ended

	December 31, 2005			December 31, 2004

	Average		Yield	Average		Yield
	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in thousands)
Securities	$3,652,067	$208,560	5.71%	$2,906,547	$143,351	4.93%
Loans held for sale	7,746,744	430,857	5.56%	5,188,810	277,494	5.35%
Mortgage loans held for investment	5,282,342	251,610	4.76%	5,271,841	224,962	4.27%
Builder construction and income property	759,011	68,176	8.98%	555,754	37,427	6.73%
Consumer construction	1,447,135	81,252	5.61%	1,249,931	70,288	5.62%
Investment in Federal Home Loan Bank stock and other	757,659	29,083	3.84%	347,976	14,086	4.05%

Total interest-earning assets	19,644,958	1,069,538	5.44%	15,520,859	767,608	4.95%

Other	1,632,707			1,349,776

Total assets	$21,277,665			$16,870,635

Interest-bearing deposits	$5,938,147	195,528	3.29%	$4,277,667	103,612	2.42%
Advances from Federal Home Loan Bank	8,439,903	281,929	3.34%	5,809,913	145,925	2.51%
Other borrowings	4,235,298	172,187	4.07%	4,560,357	113,009	2.48%

Total interest-bearing liabilities	18,613,348	649,644	3.49%	14,647,937	362,546	2.48%

Other	1,299,960			1,070,583

Total liabilities	19,913,308			15,718,520
Stockholders’ equity	1,364,357			1,152,115

Total liabilities and stockholders’ equity	$21,277,665			$16,870,635

Net interest income		$419,894			$405,062

Net interest spread			1.95%			2.47%

Net interest margin			2.14%			2.61%

      Similar to the change in net interest margin for the quarter, the net interest margin for the year ended December 31, 2005 declined by 47 basis points from last year, primarily due to the lower-rate ARM loans in our mortgage loans held for sale portfolio.

	Year Ended

	December 31, 2005			December 31, 2004

	Average	Net	Net	Average	Net	Net
	Earning	Interest	Interest	Earning	Interest	Interest
	Assets	Income	Margin	Assets	Income	Margin

	(Dollars in millions)
By Segment:
Thrift segment and other	$12,527	$250	1.99%	$10,572	$211	1.99%
Mortgage banking segment	7,118	170	2.39%	4,949	194	3.93%

Total Company	$19,645	$420	2.14%	$15,521	$405	2.61%

      The dollar amounts of interest income and interest expense fluctuate depending upon changes in the average balances and interest rates of interest-earning assets and interest-bearing liabilities. The following table details changes attributable to:

•	changes in volume (changes in average outstanding balances multiplied by the prior period’s rate),

•	changes in the rate (changes in the average interest rate multiplied by the prior period’s volume), and

•	changes in rate/volume (“mix”) (changes in rates times the changes in volume).

	Three Months Ended December 31,
	2005 vs. 2004

	Increase/(Decrease) Due to

	Volume	Rate	Mix	Total Change

	(Dollars in thousands)
Interest income:
Mortgage-backed securities	$2,646	$7,836	$427	$10,909
Loans held for sale	37,483	13,570	6,270	57,323
Mortgage loans held for investment	5,618	7,016	687	13,321
Builder construction and income property	4,476	4,130	1,614	10,220
Consumer construction	2,626	389	53	3,068
Investment in Federal Home Loan Bank stock and other	4,020	1,000	1,205	6,225

Total interest income	56,869	33,941	10,256	101,066
Interest expense:
Interest-bearing deposits	12,244	14,291	5,608	32,143
Advances from Federal Home Loan Bank	19,689	17,319	7,784	44,792
Other borrowings	(1,034)	22,333	(1,250)	20,049

Total interest expense	30,899	53,943	12,142	96,984

Net interest income	$25,970	$(20,002)	$(1,886)	$4,082

	Year Ended December 31,
	2005 vs. 2004

	Increase/(Decrease) Due to

	Volume	Rate	Mix	Total Change

	(Dollars in thousands)
Interest income:
Mortgage-backed securities	$36,769	$22,634	$5,806	$65,209
Loans held for sale	136,797	11,096	5,470	153,363
Mortgage loans held for investment	448	26,148	52	26,648
Builder construction and income property	13,688	12,492	4,569	30,749
Consumer construction	11,090	(109)	(17)	10,964
Investment in Federal Home Loan Bank stock and other	16,584	(729)	(858)	14,997

Total interest income	215,376	71,532	15,022	301,930
Interest expense:
Interest-bearing deposits	40,219	37,241	14,456	91,916
Advances from Federal Home Loan Bank	66,056	48,151	21,797	136,004
Other borrowings	(5,305)	70,403	(5,920)	59,178

Total interest expense	100,970	155,795	30,333	287,098

Net interest income	$114,406	$(84,263)	$(15,311)	$14,832

INTEREST RATE SENSITIVITY
      In addition to our hedging activities to mitigate the interest rate risk in our pipeline of mortgage loans held for sale, rate locks and our investment in servicing-related assets, we perform extensive, company-wide interest rate risk analyses. Our primary measurement tool used to evaluate interest rate risk over the comprehensive balance sheet is net portfolio value (“NPV”) analysis. The NPV analysis and duration gap estimate the exposure of the fair value of net assets attributable to shareholders’ equity to changes in interest rates.
      The following table sets forth the NPV and change in NPV that we estimate might result from a 100 basis point change in interest rates as of December 31, 2005, and December 31, 2004. Our NPV model has been built to focus on the Bank alone as the $1.1 billion of assets at the Parent Company and its non-bank subsidiaries have very little interest rate risk exposure.

	December 31, 2005			December 31, 2004

		Effect of Change			Effect of Change
		in Interest Rates			in Interest Rates

		Decrease	Increase		Decrease	Increase
	Fair Value	100 bps	100 bps	Fair Value	100 bps	100 bps

	(Dollars in thousands)
Cash and cash equivalents	$442,059	$442,059	$442,059	$352,664	$352,664	$352,664
Trading securities	342,545	348,982	323,577	215,480	202,801	224,716
Available for sale securities	2,680,955	2,727,144	2,613,690	2,362,108	2,398,485	2,303,858
Loans held for sale	6,057,556	6,111,131	5,972,194	4,474,459	4,530,902	4,385,744
Loans held for investment	8,213,754	8,279,424	8,119,628	6,725,541	6,792,345	6,616,173
MSRs	1,114,630	930,932	1,239,189	640,794	509,099	728,703
Other assets	1,372,896	1,436,900	1,391,549	898,496	959,259	926,602

Total assets	$20,224,395	$20,276,572	$20,101,886	$15,669,542	$15,745,555	$15,538,460

Deposits	$7,629,227	$7,665,078	$7,594,015	$5,688,988	$5,741,396	$5,640,149
Advances from Federal Home Loan Bank	6,966,946	6,993,439	6,940,884	6,160,151	6,189,573	6,131,386
Other borrowings	2,990,570	2,992,630	2,988,513	1,865,801	1,867,124	1,864,481
Other liabilities	433,995	434,287	433,705	299,876	300,119	299,631

Total liabilities	18,020,738	18,085,434	17,957,117	14,014,816	14,098,212	13,935,647
Shareholders’ equity (NPV)	$2,203,657	$2,191,138	$2,144,769	$1,654,726	$1,647,343	$1,602,813

% Change from base case		(0.57)%	(2.67)%		(0.45)%	(3.14)%

      The increase in the net present value of equity from December 31, 2004, to December 31, 2005, is primarily due to (i) lower relative valuation of certain liabilities as interest rates have increased, and (ii) relative valuation of hedging instruments for MSRs and other retained assets. The December 31, 2005 results indicate that we have a relatively neutral profile in a down 100 basis point scenario, but is exposed in an up rate scenario, similar to the profile at December 31, 2004. It should be noted that this analysis is based on instantaneous change in interest rates and does not reflect (i) the impact of changes in hedging activities as interest rates change, and (ii) changes in volumes and profits from our mortgage banking operations that would be expected to result from the interest rate environment.
      In conjunction with the NPV analysis, we also estimate the net sensitivity of the fair value of our financial instruments to movements in interest rates using duration gap. This calculation is performed by estimating the change in dollar value due to an instantaneous parallel change in the interest rate curve. The resulting change in dollar value per one basis point change in interest rates is used to estimate the sensitivity of our portfolio. The dollar values per one basis point change are then aggregated to estimate the portfolio’s net sensitivity. To calculate duration gap, the net sensitivity is divided by the fair value of total interest-earning assets and expressed in months. A duration gap of zero implies that the change in value of assets from an instantaneous rate move will be accompanied by an equal and offsetting move in the value of debt and derivatives thus leaving the net fair value of equity unchanged.
      At December 31, 2005, net duration gap for our mortgage banking and thrift segments was positive 0.9 month and negative 0.3 month, respectively, with the overall net duration gap of 0.3 month. Although our duration risk has been maintained at relatively low levels as indicated by our duration gap measures, fair value gains and losses will generally occur as market condition changes. We actively manage duration risk through asset selection by appropriate funding and hedging to within the duration limits approved by the senior management and board of directors.
      The duration gap measures are estimated on a daily basis for the mortgage servicing rights and on a monthly basis for the assets in our thrift portfolio and pipeline.
      The assumptions inherent in our interest rate shock models include expected valuation changes in an instantaneous and parallel interest rate shock, and assumptions as to the degree of correlation between the hedges and hedged assets and liabilities. These assumptions may not adequately reflect factors such as the spread-widening or spread-tightening risk among the changes in rates on Treasury, LIBOR/swap curve, mortgages, shape of the yield curve and volatility. In addition, the sensitivity analysis described in the prior paragraph is limited by the fact that it is performed at a particular point in time and does not incorporate other factors that would impact our financial performance in these scenarios, such as increases in income associated with the increase in production volume that could result from a decrease in interest rates. Consequently, the preceding estimates should not be viewed as a forecast, and it is reasonable to expect that actual results could vary significantly from the analyses discussed above.

CREDIT RISK AND RESERVES
      The following table summarizes the Company’s allowance for loan losses/credit discounts and non-performing assets as of December 31, 2005. The allowance for loan losses is allocated for segment reporting purposes only to the various loan products and representative of our judgments and assumptions at a specific point in time and may be reallocated in the future based on changes in performance and other circumstances. The entire allowance for loan losses is available to cover losses in any of the loan portfolios.

				Total		QTD Net	YTD Net
		Allowance		Reserves as	Non-	Charge	Charge
	Book	for Loan	Credit	a Percentage	Performing	Offs/Net	Offs/Net
Type of Loan	Value	Losses	Discounts(2)	of Book Value	Assets	REO (Gains)	REO (Gains)

	(Dollars in thousands)
Held for investment portfolio
SFR mortgage loans and HELOCs	$5,427,270	$20,291	$—	0.37%	$28,335	$208	$1,428
Land and other mortgage loans	260,615	4,224	—	1.62%	197	—	168
Builder construction and income property loans	838,772	14,150	—	1.69%	430	33	105
Consumer construction loans	1,656,963	10,049	—	0.61%	8,819	585	2,022
Revolving warehouse lines of credit	48,616	117	—	0.24%	—	—	—

Total core held for investment loans	8,232,236	48,831	—	0.59%	37,781	826	3,723
Discontinued product lines(1)	46,133	6,337	—	13.74%	5,623	1,092	3,978

Total held for investment portfolio	8,278,369	$55,168	—	0.67%	43,404	1,918	7,701

Held for sale portfolio	6,034,429		$10,245	0.17%	20,805	—	—

Total loans	$14,312,798				64,209	$1,918	$7,701

Foreclosed assets
Core portfolios					8,637	$603	$2,769
Discontinued product lines					180	206	291

Total foreclosed assets					8,817	$809	$3,060

Total non-performing assets					$73,026

Total non-performing assets as a percentage of total assets					0.34%

(1)	Discontinued product lines include manufactured home loans and home improvement, which were discontinued during 1999.

(2)	The amount represents the lower of cost or market adjustments on non-performing loans in the held for sale portfolio.

      The following table provides additional comparative data on non-performing assets.

	December 31,	December 31,	September 30,
	2005	2004	2005

	(Dollars in thousands)
Loans held for investment
Portfolio loans
SFR mortgage loans	$28,335	$22,155	$25,983
Land and other mortgage loans	197	—	—
Builder construction and income property loans	430	11,546	4,162
Consumer construction loans	8,819	9,553	8,183

Total portfolio non-performing loans	37,781	43,254	38,328
Discontinued product lines	5,623	5,868	5,318

Total non-performing loans held for investment	43,404	49,122	43,646

Allowance for loan losses to non-performing loans held for investment	127%	108%	127%

Non-performing loans held for sale	20,805	54,611	17,460

Total non-performing loans	64,209	103,733	61,106
Foreclosed assets	8,817	19,161	9,217

Total non-performing assets	$73,026	$122,894	$70,323

Total non-performing assets to total assets	0.34%	0.73%	0.36%

      The following shows the activity in the allowance for loan losses during the indicated periods:

	Three Months Ended		Year Ended
	December 31,		December 31,

	2005	2004	2005	2004

	(Dollars in thousands)
Balance, beginning of period	$55,533	$52,828	$52,891	$52,645
Provision for loan losses	1,553	1,972	9,978	8,170
Charge-offs net of recoveries:
SFR mortgage loans	(208)	(530)	(1,428)	(3,060)
Land and other mortgage loans	—	—	(168)	—
Builder construction	(33)	(59)	(105)	(76)
Consumer construction	(585)	(709)	(2,022)	(1,387)
Discontinued Product lines	(1,092)	(611)	(3,978)	(3,401)

Charge-offs net of recoveries	(1,918)	(1,909)	(7,701)	(7,924)

Balance, end of period	$55,168	$52,891	$55,168	$52,891

Annualized charge-offs to average loans held for investment	0.10%	0.11%	0.10%	0.11%
Charge-offs to quarterly production	0.01%	0.02%	0.01%	0.02%
      Total credit-related reserves, including the allowance for loan losses and the market valuation reserves, amounted to $65.4 million at December 31, 2005, compared to $63.9 million at December 31, 2004. As of December 31, 2005, the allowance for loan losses of $55.2 million for loans held for investment represented 0.67% of total loans held for investment, declining from 0.70% at September 30, 2005 and 0.78% at December 31, 2004. During the fourth quarter of 2005, our charge-offs exceeded provision by $365 thousand, primarily due to $441 thousand Gulf Coast Hurricane-related charge-offs, for which we provided in the third quarter of 2005.

      Our allowance for loan losses to non-performing loans held for investment remained at 127% at December 31, 2005 and increased from 108% at December 31, 2004. Our non-performing assets as a percent of total assets improved significantly from 0.73% at December 31, 2004 and 0.36% at September 30, 2005 to 0.34% at December 31, 2005. The decrease in non-performing assets during 2005 was primarily due to the liquidation of non-performing loans held for sale, the sale of foreclosed assets and the payoff of non-performing construction loans.
      Loans are generally placed on non-accrual status when they are 90 days past due. Non-performing assets include non-performing loans and foreclosed assets. We record the balance of our assets acquired in foreclosure or by deed in lieu of foreclosure at estimated net realizable value. At December 31, 2005, our loans held for investment portfolio included $30.8 million in loans that are collateralized by properties affected by Gulf Coast Hurricanes, which declined more than 10% from the amount reported in the third quarter 2005. We have extended the forbearance period through February 2006 to provide additional payment relief to the borrowers. At December 31, 2005, approximately 15% of the borrowers have chosen to postpone payments in connection with the forbearance agreement while 85% of the borrowers have kept their payments current. The Gulf Coast Hurricane-related charge-offs for the fourth quarter of 2005 were $441 thousand, compared to the $1.3 million provided during the third quarter. At this point, predicting the final outcome on the losses from these loans remains difficult, and no evidence has led us to believe our reserves are not adequate.
      Our determination of the level of the allowance for loan losses and, correspondingly, the provision for loan losses, is based on management’s judgments and assumptions regarding various matters, including general economic conditions, loan portfolio composition, loan demand, delinquency trends and prior loan loss experience. In assessing the adequacy of the allowance for loan losses in its entirety, management reviews the performance in the portfolios of loans held for investment and the non-core portfolio of discontinued product lines, which consists of manufactured housing and home improvement loans. A component of the overall allowance for loan losses is not specifically allocated to the loan portfolios (“unallocated component”). The unallocated component reflects management’s assessment of various factors that create inherent imprecision in the methods used to determine the specific portfolio allocations. Those factors include, but are not limited to levels of and trends in delinquencies and impaired loans, charge-offs and recoveries, volume and terms of the loans, effects of any changes in risk selection and underwriting standards, other changes in lending policies, procedures, and practices, and national and local economic trends and conditions. As of December 31, 2005, the unallocated component of the total allowance for loan losses was $18.7 million, comparable to $19.1 million of unallocated allowance at September 30, 2005.
      While we consider the allowance for loan losses to be adequate based on information currently available, future adjustments to the allowance may be necessary due to changes in economic conditions, delinquency levels, foreclosure rates, or loss rates. The level of allowance for loan losses is also subject to review by our primary federal regulator, the Office of Thrift Supervision (“OTS”). The OTS may require the allowance for loan losses be increased based on its evaluation of the information available to it at the time of its examination of the Bank.
      With respect to mortgage loans held for sale, pursuant to the applicable accounting rules, we do not provide an allowance for loan losses. Instead, a component for credit risk related to loans held for sale is embedded in the market valuation for these loans. Lower of cost or market valuation adjustments related to the credit risk on loans held for sale totaled $10.2 million at December 31, 2005.
SECONDARY MARKET RESERVES
      We do not generally sell loans with recourse in our loan sale activities. However, we can be required to repurchase loans from investors when our loan sales contain individual loans that do not conform with the representations and warranties we made at the time of sale. We have made significant investments in our pre-production and post-production quality control processes to identify potential issues that could cause repurchases. We believe that these efforts have improved our production quality; however, possible increases in default rates due to an economic slowdown could cause the overall rate of repurchases to remain constant or even increase. Since 1993, the Company has repurchased a small number of loans from its securitization trusts. The increase in repurchase activity in recent years has been primarily a function of Indymac’s diversification of its loan sale channels to include whole loan and GSE sales. While sales through these channels typically generate enhanced cash flows, they tend to have a greater level of representation, warranty and repurchase risk. The following table shows the amount of loans we have repurchased from each distribution channel since the Company began active lending operations in January 1993.

	Amount		Percentage
	Repurchased	Total Sold	Repurchased

	(Dollars in millions)
Loans sold:
GSEs and whole loans	$211.6	$77,357	0.27%
Securitization trusts	18.0	103,999	0.02%

Total	$229.6	$181,356	0.13%

      The Company maintains secondary market reserves for losses that arise in connection with loans that we may be required to repurchase from whole loan sales, securitization transactions and sales to the GSEs. These reserves, which totaled $27.6 million at December 31, 2005, have two general components: reserves for repurchases arising from representation and warranty claims and reserves for disputes with investors and vendors with respect to contractual obligations pertaining to mortgage operations. Also included in the reserves was a $1.3 million charge provided in the third quarter of 2005 (reduction of gain on sale of loans) for potential investor claims on loans that we previously sold and which were collateralized by properties in the areas affected by the Gulf Coast Hurricanes. The amount estimated is based on the current information available to us and could vary from the actual amount.
      The table below shows the activity in the reserves during the three months and year ended December 31, 2005.

	December 31, 2005

	Three Months	Year
	Ended	Ended

	(Dollars in thousands)
Balance, beginning of the period	$27,444	$35,610
Additions/provisions	5,443	19,551
Actual losses/mark-to-market	(5,554)	(28,860)
Recoveries on previous claims	305	1,337

Balance, December 31, 2005	$27,638	$27,638

      During the second quarter of 2005, the Company reached a settlement with Washington Mutual over the previously disclosed lawsuit related to the loans sold by the Company to PNC Mortgage Corporation during the period 1997 to 2000, prior to Washington Mutual’s acquisition of PNC Mortgage Corporation in 2001. The settlement, including a cash payment of $10 million and the repurchase of certain loans of approximately $7.86 million, was made during the third quarter of 2005, and the lawsuit was fully resolved.
      Reserve levels are a function of expected losses based on actual pending and expected claims and repurchase requests, historical experience, loan volume and loan sales distribution channels and the assessment of the probability of vendor or investor claims. While the ultimate amount of repurchases and claims is uncertain, management believes that the reserves are adequate. We have no other pending dispute similar to the Washington Mutual case as of December 31, 2005. We will continue to evaluate the adequacy of our reserves and may continue to allocate a portion of our gain on sale proceeds to these reserves going forward. The entire balance of our secondary market reserves is included on the consolidated balance sheets as a component of other liabilities.

OPERATING EXPENSES
      A summary of operating expenses follows:

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2005	2004	2005	2005	2004

	(Dollars in thousands)
Salaries and related	$83,863	$69,373	$80,173	$321,144	$233,265
Premises and equipment	15,342	12,640	14,006	55,591	43,621
Loan purchase costs	10,428	9,131	9,240	37,638	34,790
Professional services	8,320	9,339	7,759	29,237	25,836
Data processing	12,799	9,574	11,146	45,175	36,181
Office	9,449	5,475	8,626	33,081	21,870
Advertising and promotion	11,553	11,539	11,648	44,959	43,488
Operations and sale of foreclosed assets	425	1,292	1,227	2,364	6,693
Litigation settlement	—	—	—	9,000	—
Other	8,199	6,538	7,106	28,201	22,777

	$160,378	$134,901	$150,931	$606,390	$468,521

      Our general and administrative expenses increased 29% from $468.5 million for 2004 to $606.4 million, which is consistent with our net revenue growth of 35% on a pro forma basis. The increase is attributable to the Company’s operational growth and geographic expansions in pursuit of market share and sources of lower cost funds such as deposits. In 2005, we opened four new regional operations centers and a number of sales offices for the mortgage banking group and doubled our consumer bank network to 26 branches, resulting in higher premises, data processing and office related expenses. The Company’s average full-time equivalent employees went up 32% from 4,715 for the year ended December 31, 2004 to 6,240 for the year ended December 31, 2005, including 453 FTE off-shore as part of our Global Resources program. We utilize the off-shore workforce predominantly in non-customer-facing back office functions to enhance service levels and improve efficiencies. Year over year, our efficiency ratio improved to 54% during 2005 from 57% on pro forma basis for 2004. Included in the total operating expenses for 2005 were $9 million pretax charges for the settlement of two previously disclosed class action lawsuits which have been fully resolved.
SHARE REPURCHASE ACTIVITIES
      The following table summarizes share repurchase activities during the three months ended December 31, 2005:

				Maximum Approximate
			Total Number of	Dollar Value
	Total		Shares Purchased as	(in millions) of Shares
	Number of	Weighted	Part of Publicly	that May Yet Be
	Shares	Average Price	Announced Plans	Purchased Under the
Three Months Ended December 31, 2005	Purchased(1)	Paid Per Share	or Programs	Plans or Programs(2)

October 1, 2005 — October 31, 2005	—	$—	—	$63.6
November 1, 2005 — November 30, 2005	—	—	—	63.6
December 1, 2005 — December 31, 2005	68	38.78	—	63.6

Total	68	$38.78	—	63.6

(1)	All shares purchased during the periods indicated were purchased pursuant to the Company’s stock incentive plans at the then-current market prices.

(2)	Our Board of Directors approved a $100 million share repurchase program in June of 1999, which was subsequently increased by the Board in $100 million increments to a total of $500 million in April,

August and October 2000, May 2001 and July 2002. The Board of Directors also approved a special repurchase of 3,640,860 shares from Countrywide, which was not a part of our share repurchase program and was completed in August 2000.

FUTURE OUTLOOK
      On average, U.S. mortgage debt outstanding has grown approximately 7% to 8% per year over the last two decades and is projected, based on economic demographics, to continue this level of approximate growth. At this rate, mortgage debt outstanding roughly doubles every decade. Based on our confidence in our employees, hybrid thrift/mortgage banking business model, capital strength and ability to gain market share, Indymac aims to be among the top eight lenders in the nation, earnings at least $8 per share, by 2008. In so doing, the Company expects to provide earnings per share at a compounded growth rate of approximately 15% over the long run, or approximately double the growth rate of mortgage debt outstanding. Our annualized total return under current management for the period 1992 through December 31, 2005 was 23%. This performance exceeds the annualized returns of 12 percent for the Dow Jones Industrial Average and 10 percent for the S&P 500 Index over the same period.
      With that said, the past few years have been extraordinary years for the mortgage industry as a result of historically low rates. However, 2005 has marked the beginning of a transition from historic highs, evidenced by flat volume in comparison to 2004, and 2006 is projected to show further decline in volume by 20% from 2005 based on the forecasts published by the MBA.
      We currently expect 2006 EPS to range from $4.50 to $5.20 per share, which includes the implementation of Statement of Financial Accounting Standards (SFAS) No. 123R (revised 2004), Share-Based Payment, requiring the expensing of stock options. We estimate that the implementation of SFAS No. 123R will reduce EPS by approximately $0.10 in 2006. Had SFAS No. 123R been effective in 2005, reported EPS of $4.54 would have been reduced by $0.12 to $4.42. The underlying assumptions imbedded in our EPS outlook for 2006 include the MBA’s forecast of $2.2 trillion for industry-wide mortgage volumes, mortgage banking revenue margins of 115 to 125 basis points, average earning assets of approximately $25 billion, an average 10 year Treasury rate of approximately 4.8 percent, and an average 1-month LIBOR of approximately 4.6 percent. This EPS forecast is considered our best estimation in light of current market expectations for interest rates and industry volumes in 2006. However, the economy, interest rates and our industry remain volatile and as a result, our actual results could vary significantly from this forecast.
      This “Future Outlook” section contains certain forward-looking statements. See the section of this Form 8-K entitled “Forward-Looking Statements” for a description of factors which may cause our actual results to differ from those anticipated.
LIQUIDITY AND CAPITAL RESOURCES
OVERVIEW
      Our principal financing needs are to fund acquisitions of mortgage loans and our investment in mortgage loans, MBS and MSRs. Our primary sources of funds used to meet these financing needs are loan sales and securitizations, deposits, advances from the Federal Home Loan Bank (“FHLB”), borrowings, custodial balances and retained earnings. The sources used vary depending on such factors as rates paid, collateral requirements, maturities and the impact on our capital. Additionally, we may occasionally securitize mortgage loans that we intend to hold for investment to lower our costs of borrowing against such assets and reduce the capital requirement associated with such assets. During the quarter ended December 31, 2005, we had average total liquidity of $1.1 billion, which consists of unpledged liquid assets on hand plus amounts that may be immediately raised through the pledging of other available assets as collateral pursuant to committed financing facilities. We currently believe that our liquidity level is in excess of that necessary to satisfy our operating requirements and meet our obligations and commitments in a timely and cost effective manner.

PRINCIPAL SOURCES OF CASH
                  Loan Sales and Securitizations
      Our business model relies heavily upon selling the majority of our mortgage loans shortly after acquisition. The proceeds of these sales are a critical component of the liquidity necessary for our ongoing operations. During the three months ended December 31, 2005, we sold $15.5 billion of mortgage loans, which represents approximately 86% of our funded mortgage loans during the period, to third party investors through three channels: (1) GSEs; (2) private label securitizations; and (3) whole loan sales. Our prime SFR mortgage loans division also elected to retain $651.9 million of the mortgage loans for our portfolio of mortgage loans held for investment to provide future interest income for the Company. The remainder of our funded mortgage loans during the quarter is retained in our held for sale portfolio for future sale. Had we needed to raise more cash for liquidity reasons, loans retained in our held for investment portfolio could have been sold via one of the three channels.
      Our liquidity could be negatively impacted if any of our sales channels were disrupted. Disruptions in our whole loan sales and mortgage securitization transactions could occur as a result of the performance of our existing securitizations, as well as economic events or other factors beyond our control.
                  Advances from Federal Home Loan Bank
      The FHLB system functions as a borrowing source for regulated financial depositories and similar institutions that are engaged in residential housing finance. As a member of the FHLB of San Francisco, we are required to own capital stock of the FHLB and are authorized to apply for advances from the FHLB, on a secured basis, in amounts determined by reference to available collateral. SFR mortgage loans, agency and AAA-rated MBS are the principal collateral that may be used to secure these borrowings, although certain other types of loans and other assets may also be accepted pursuant to FHLB policies and statutory requirements. Currently, Indymac Bank is approved for collateralized advances of up to $11.4 billion, of which $7.0 billion were outstanding at December 31, 2005. The FHLB offers several credit programs, each with its own fixed or floating interest rate, and a range of maturities.
                  Deposits/Retail Bank
      We solicit deposits from the general public and institutions by offering a variety of accounts and rates through our network of 26 branches in Southern California, four of which were opened during the fourth quarter of 2005, our telebanking, and Internet channels.
      Through our web site at www.indymacbank.com, consumers can access their accounts 24-hours a day, seven days a week. Online banking allows customers to access their accounts, view balances, transfer funds between accounts, view transactions, download account information, and pay their bills conveniently from any computer terminal.
      Our deposit products include regular savings accounts, demand deposit accounts, money market accounts, certificates of deposit, and individual retirement accounts.

      The following table sets forth the balance of deposits, by deposit category, as of the following period ends:

	December 31, 2005		September 30, 2005		December 31, 2004

		% of		% of		% of
		Total		Total		Total
	Amount	Deposits	Amount	Deposits	Amount	Deposits

	(Dollars in thousands)
Non-interest-bearing checking	$63,308	1%	$64,079	1%	$55,359	1%
Interest-bearing checking	55,479	1%	55,021	1%	42,306	1%
Savings	1,194,963	16%	1,219,710	17%	1,527,466	26%
Custodial accounts	493,936	6%	658,958	9%	622,589	11%

Total core deposits	1,807,686	24%	1,997,768	28%	2,247,720	39%
Certificates of deposit	5,864,238	76%	5,263,182	72%	3,495,759	61%

Total deposits	$7,671,924	100%	$7,260,950	100%	$5,743,479	100%

      The following table sets forth the balance of deposits, by deposit channel, as of the following period ends:

	December 31, 2005		September 30, 2005		December 31, 2004

		% of		% of		% of
		Total		Total		Total
	Amount	Deposits	Amount	Deposits	Amount	Deposits

	(Dollars in thousands)
Branch	$3,322,752	43%	$3,059,462	42%	$2,271,605	40%
Internet	798,518	10%	714,837	10%	579,503	10%
Telebanking	934,572	12%	835,145	12%	639,584	11%
Money desk	2,122,146	28%	1,992,548	27%	1,630,199	28%
Custodial	493,936	7%	658,958	9%	622,588	11%

Total deposits	$7,671,924	100%	$7,260,950	100%	$5,743,479	100%

      Included in deposits at December 31, 2005, September 30, 2005, and December 31, 2004 were non-interest-bearing custodial accounts, primarily related to our GSE servicing portfolio, totaling $493.9 million, $659.0 million and $622.6 million, respectively.
                  Trust Preferred Securities and Warrants
      On November 14, 2001, we completed an offering of Warrants and Income Redeemable Equity Securities (“WIRES”) to investors. Gross proceeds of the transaction were $175 million. The securities were offered as units consisting of trust preferred securities, issued by a trust formed by us, and warrants to purchase Indymac Bancorp’s common stock. As part of this transaction, Indymac Bancorp issued subordinated debentures to the trust and purchased common securities from the trust. The yield on the subordinated debentures and the common securities is the same as the yield on the trust preferred securities. The proceeds from the offering are used in ongoing operations and will fund future growth and/or repurchases of Indymac Bancorp common stock under its share repurchase program (see “Share Repurchase Activities” on page 47). During the third quarter of 2005, a total of 86,900 shares of warrants were exercised at an average exercise price of $34.94 per share to purchase 138,794 shares of Indymac Bancorp’s common stock. Subsequently in the fourth quarter of 2005, one of the unit holders redeemed $5,000 of the subordinated debentures in conjunction with the warrants exercised in the third quarter. No warrants were exercised in the fourth quarter of 2005.
      In December 2005, December 2004, December 2003, and July 2003, we issued pooled trust preferred securities of $90 million, $30 million, $30 million and $30 million, respectively, through the trusts formed by us. These securities were issued at rates of 6.31%, 5.83%, 6.30%, and 6.05%, respectively. The rates are fixed for a five year term, after which the rates reset quarterly indexed to 3-months LIBOR. The securities can be called at the option of Indymac Bancorp five years after issuance. In each of these transactions, Indymac

Bancorp issued subordinated debentures to, and purchased common securities from, each of the trusts. The rates on the subordinated debentures and the common securities in each of these transactions matches the rates on the related trust preferred securities. The proceeds of these securities have been used in ongoing operations.
      Upon the adoption of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (“ARB”) No. 51,” on July 1, 2003, the trusts have been deconsolidated from the financial statements of the Company. The subordinated debentures underlying the trust preferred securities, which represent the liabilities due from Indymac Bancorp to the trusts, amounted to $308.7 million and $215.2 million at December 31, 2005 and 2004, respectively. These subordinated debentures are included in Other Borrowings on the consolidated balance sheets.
                  Other Borrowings, Excluding Subordinated Debentures Underlying Trust Preferred Securities
      Other borrowings, excluding the subordinated debentures underlying the trust preferred securities, consist of loans and securities sold under committed financing facilities and uncommitted agreements to repurchase, CMO collateral and notes payable. Total other borrowings increased to $4.1 billion at December 31, 2005, from $2.9 billion at December 31, 2004. The increase of $1.2 billion was primarily the result of additional draws on our credit facilities to fund mortgage loan originations.
      At December 31, 2005, we had $5.2 billion in committed financing facilities and $500 million uncommitted. Of the total financing facilities, $4.1 billion was utilized and $0.9 billion was available for use, based on eligible collateral. Decisions by our lenders and investors to make additional funds available to us in the future will depend upon a number of factors. These include our compliance with the terms of existing credit arrangements, our financial performance, eligible collateral, changes in our credit rating, industry and market trends in our various businesses, the general availability and interest rates applicable to financing and investments, the lenders’ and/or investors’ own resources and policies concerning loans and investments and the relative attractiveness of alternative investment or lending opportunities. As of December 31, 2005, we believe we were in compliance with all representations, warranties, and financial covenants under our borrowing facilities.
PRINCIPAL USES OF CASH
      In addition to the financing sources discussed above, cash uses are funded by net cash flows from operations, sales of mortgage-backed securities and principal and interest payments on loans and securities. The amounts of net acquisitions of loans held for sale, and trading securities included as components of net cash used in operating activities totaled $4.8 billion during the year ended December 31, 2005 and $5.6 billion during the year ended December 31, 2004. Excluding the purchase and sale activity for loans held for sale and trading securities, the net cash provided by the Company’s operating activities totaled $215.8 million and $446.2 million for the years ended December 31, 2005 and 2004, respectively.
ACCUMULATED OTHER COMPREHENSIVE LOSS
      Accumulated other comprehensive losses were $15.2 million at December 31, 2005, compared to $20.3 million of losses at December 31, 2004. This decrease in unrealized losses was a result of the increase in the fair value of the swaps and swaptions designated as cash flow hedges of floating rate borrowings. It should be noted that accumulated other comprehensive gain or loss does not include the increases in the fair value of loans held for investment that are funded by borrowings that are hedged by a portion of these interest rate swaps and swaptions. Accumulated other comprehensive gain or loss is not a component of the determination of regulatory capital.

REGULATORY CAPITAL REQUIREMENTS
      Indymac Bank is subject to regulatory capital regulations administered by the federal banking agencies. In addition, as a condition to its approval of our acquisition of SGV Bancorp, Inc. in July 2000, the OTS required that Indymac Bank hold Tier 1 (core) capital of at least 8% of adjusted total assets for three years following the consummation of the transaction and maintain a total risk-based capital position of at least 10% of total risk-weighted assets. This particular condition expired on July 1, 2003. As of December 31, 2005, Indymac Bank met all of the requirements of a “well-capitalized” institution under the general regulatory capital regulations.
      During 2001, the OTS issued guidance for subprime lending programs which requires a lender to quantify the additional risks in its subprime lending activities and determine the appropriate amounts of allowances for loan losses and capital it needs to offset those risks. The Company generally classifies all non-GSE loans in a first lien position with a FICO score less than 620 and all non-GSE loans in a second lien position with a FICO score less than 660 as subprime. We report our subprime loan calculation in an addendum to the Thrift Financial Report that we file with the OTS. Subprime loans held for investment and subprime loans held for sale which are either delinquent or more than 90 days old since origination are supported by capital two times that of similar prime loans. These subprime loans totaled $383 million at December 31, 2005.
      The following table presents Indymac Bank’s actual and required capital ratios and the minimum required capital ratios to be categorized as “well-capitalized” at December 31, 2005. The impact of the additional risk-weighting criteria related to subprime loans had the effect of reducing Indymac’s total risk-based capital by 30 basis points as noted in the table below.

	As Reported	Adjusted for
	Pre-Subprime	Additional Subprime	Well-Capitalized
	Risk-Weighting	Risk-Weighting	Minimum

Capital Ratios:
Tier 1 core	8.21%	8.21%	5.00%
Tier 1 risk-based	12.08%	11.78%	6.00%
Total risk-based	12.50%	12.20%	10.00%
      We believe that, under current regulations, Indymac Bank will continue to meet its “well-capitalized” minimum capital requirements in the foreseeable future. Indymac Bank’s regulatory capital compliance could be impacted, however, by a number of factors, such as changes to applicable regulations, adverse action by our regulators, changes in our mix of assets, interest rate fluctuations, loan loss provisions and credit losses, or significant changes in the economy in areas where we have most of our loans. Any of these factors could cause our actual future results to vary from anticipated future results and consequently could have an adverse impact on the ability of Indymac Bank to meet its future minimum capital requirements.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS
INDYMAC BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2005	2004

	Unaudited
	(Dollars in thousands)
Assets
Cash and cash equivalents	$442,525	$356,157
Securities classified as trading ($96.8 million and $54.4 million pledged as collateral for borrowings at December 31, 2005 and 2004, respectively)	348,962	235,036
Securities classified as available for sale, amortized cost of $3.8 billion and $3.5 billion at December 31, 2005 and 2004, respectively ($2.7 billion and $2.3 billion pledged as collateral for borrowings at December 31, 2005 and 2004, respectively)	3,753,195	3,454,435
Loans receivable:
Loans held for sale
SFR mortgage	5,170,168	4,054,338
HELOC	755,040	358,410
Consumer lot loans	98,976	32,824

Total loans held for sale	6,024,184	4,445,572

Loans held for investment
SFR mortgage	5,441,521	4,458,784
Consumer construction	1,656,963	1,443,450
Builder construction	838,772	643,116
HELOC	31,882	45,932
Land and other mortgage	260,615	158,471
Revolving warehouse lines of credit	48,616	—
Allowance for loan losses	(55,168)	(52,891)

Total loans held for investment	8,223,201	6,696,862

Total loans receivable ($10.2 billion and $8.1 billion pledged as collateral for borrowings at December 31, 2005 and 2004, respectively)	14,247,385	11,142,434
Mortgage servicing rights	1,094,490	640,794
Investment in Federal Home Loan Bank stock	556,262	390,716
Interest receivable	131,644	78,827
Goodwill and other intangible assets	80,847	81,445
Foreclosed assets	8,817	19,161
Other assets	788,172	426,639

Total assets	$21,452,299	$16,825,644

Liabilities and Shareholders’ Equity
Deposits	$7,671,924	$5,743,479
Advances from Federal Home Loan Bank	6,953,000	6,162,000
Other borrowings	4,367,270	3,162,241
Other liabilities	934,004	493,953

Total liabilities	19,926,198	15,561,673

Shareholders’ Equity
Preferred stock — authorized, 10,000,000 shares of $0.01 par value; none issued	—	—
Common stock — authorized, 200,000,000 shares of $0.01 par value; issued 93,436,622 shares (64,246,767 outstanding) at December 31, 2005, and issued 91,168,915 shares (61,995,480 outstanding) at December 31, 2004	934	912
Additional paid-in-capital	1,242,500	1,186,682
Accumulated other comprehensive loss	(15,157)	(20,304)
Retained earnings	818,241	616,516
Treasury stock, 29,189,855 shares and 29,173,435 shares at December 31, 2005 and 2004, respectively	(520,417)	(519,835)

Total shareholders’ equity	1,526,101	1,263,971

Total liabilities and shareholders’ equity	$21,452,299	$16,825,644

INDYMAC BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,

	2005	2004	2005	2004

	(Unaudited)		(Unaudited)
	(Dollars in thousands, except per share data)
Interest income
Mortgage-backed and other securities	$56,911	$46,002	$208,560	$143,351
Loans held for sale
SFR mortgage	123,054	70,696	387,993	253,552
HELOC	12,256	6,782	33,898	14,298
Consumer lot loans	2,439	2,948	8,966	9,644

Total loans held for sale	137,749	80,426	430,857	277,494
Loans held for investment
SFR mortgage	62,038	51,990	230,485	201,722
Consumer construction	22,155	19,087	81,252	70,288
Builder construction	21,562	11,205	68,176	36,427
Land and other mortgage	5,649	3,264	17,631	12,289
HELOC	538	440	2,197	11,951
Revolving warehouse lines of credit	653	—	1,297	—

Total loans held for investment	112,595	85,986	401,038	332,677
Other	9,549	3,324	29,083	14,086

Total interest income	316,804	215,738	1,069,538	767,608
Interest expense
Deposits	63,049	30,906	195,528	103,612
Advances from Federal Home Loan Bank	88,218	43,426	281,929	145,925
Other borrowings	57,894	37,845	172,187	113,009

Total interest expense	209,161	112,177	649,644	362,546

Net interest income	107,643	103,561	419,894	405,062
Provision for loan losses	1,553	1,972	9,978	8,170

Net interest income after provision for loan losses	106,090	101,589	409,916	396,892
Other income
Gain on sale of loans	137,390	116,009	592,175	363,813
Service fee income (loss)	18,714	9,756	44,235	(12,453)
Gain (loss) on mortgage-backed securities, net	5,933	(5,965)	17,866	(23,804)
Fee and other income	12,869	6,542	41,518	27,070

Total other income	174,906	126,342	695,794	354,626

Net revenues	280,996	227,931	1,105,710	751,518
Other expense
Operating expenses	160,378	134,901	606,390	468,521
Amortization of other intangible assets	139	163	591	701

Total other expense	160,517	135,064	606,981	469,222

Earnings before provision for income taxes and minority interests	120,479	92,867	498,729	282,296
Provision for income taxes	47,653	36,683	196,998	111,507

Net earnings before minority interests	72,826	56,184	301,731	170,789
Minority interests	(497)	(273)	(1,505)	(267)

Net earnings	$72,329	$55,911	$300,226	$170,522

Earnings per share:
Basic (net earnings divided by weighted-average basic shares outstanding)	$1.14	$0.91	$4.78	$2.87
Diluted (net earnings divided by weighted-average diluted shares outstanding)	$1.09	$0.87	$4.54	$2.74
Weighted-average shares outstanding:
Basic	63,650	61,638	62,760	59,513
Diluted	66,622	64,344	66,060	62,152
Dividends declared per share	$0.42	$0.34	$1.56	$1.21

INDYMAC BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’
EQUITY AND COMPREHENSIVE INCOME

				Accumulated
			Additional	Other		Total		Total
	Shares	Common	Paid-In-	Comprehensive	Retained	Comprehensive	Treasury	Shareholders’
	Outstanding	Stock	Capital	Loss	Earnings	Income	Stock	Equity

	(Dollars in thousands)
Balance at December 31, 2003	56,760,375	$859	$1,043,856	$(26,454)	$518,408		$(519,238)	$1,017,431
Common stock issued	3,330,000	33	100,138	—	—	$—	—	100,171
Common stock options exercised	1,798,215	20	39,796	—	—	—	—	39,816
Net directors’ and officers’ notes receivable payments	—	—	65	—	—	—	—	65
Deferred compensation, restricted stock	126,148	—	2,827	—	—	—	—	2,827
Net unrealized loss on mortgage- backed securities available for sale	—	—	—	(2,243)	—	(2,243)	—	(2,243)
Net unrealized gain on derivatives used in cash flow hedges	—	—	—	8,393	—	8,393	—	8,393
Purchases of common stock	(19,258)	—	—	—	—	—	(597)	(597)
Cash dividends	—	—	—	—	(72,414)	—	—	(72,414)
Net earnings	—	—	—	—	170,522	170,522	—	170,522

Total comprehensive income	—	—	—	—	—	$176,672	—	—

Balance at December 31, 2004	61,995,480	$912	$1,186,682	$(20,304)	$616,516		$(519,835)	$1,263,971

	(Unaudited)
Common stock options and warrants exercised	1,972,163	19	50,440	—	—	$—	—	50,459
Net directors’ and officers’ notes receivable payments	—	—	101	—	—	—	—	101
Deferred compensation, restricted stock	295,544	3	5,277	—	—	—	—	5,280
Net unrealized loss on mortgage- backed securities available for sale	—	—	—	(16,733)	—	(16,733)	—	(16,733)
Net unrealized gain on derivatives used in cash flow hedges	—	—	—	21,880	—	21,880	—	21,880
Purchases of common stock	(16,420)	—	—	—	—	—	(582)	(582)
Cash dividends	—	—	—	—	(98,501)	—	—	(98,501)
Net earnings	—	—	—	—	300,226	300,226	—	300,226

Total comprehensive income	—	—	—	—	—	$305,373	—	—

Balance at December 31, 2005	64,246,767	$934	$1,242,500	$(15,157)	$818,241		$(520,417)	$1,526,101

INDYMAC BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,

	2005	2004

	(Unaudited)
	(Dollars in thousands)
Cash flows from operating activities:
Net earnings	$300,226	$170,522
Adjustments to reconcile net earnings to net cash used in operating activities:
Total amortization and depreciation	288,601	225,272
Provision for valuation adjustment of mortgage servicing rights	42,502	40,666
Gain on sale of loans	(592,175)	(363,813)
(Gain) loss on mortgage-backed securities, net	(17,866)	23,804
Provision for loan losses	9,978	8,170
Net increase in deferred tax liability	167,409	59,487
Net decrease in other assets and liabilities	17,112	282,048

Net cash provided by operating activities before activity for trading securities and loans held for sale	215,787	446,156
Net sales of trading securities	109,721	100,687
Net purchases of loans held for sale	(4,859,814)	(5,677,096)

Net cash used in operating activities	(4,534,306)	(5,130,253)

Cash flows from investing activities:
Net sales of and payments from loans held for investment	1,059,407	2,655,524
Net sales (purchases) of and payments from mortgage-backed securities available for sale	2,751	(211,137)
Net increase in investment in Federal Home Loan Bank stock, at cost	(165,546)	(77,432)
Net increase in real estate investment	(32,260)	(1,600)
Net purchases of property, plant and equipment	(109,076)	(59,140)
Purchase of Financial Freedom, net of cash received	—	(82,152)

Net cash provided by investing activities	755,276	2,224,063

Cash flows from financing activities:
Net increase in deposits	1,925,557	1,392,706
Net increase in advances from Federal Home Loan Bank	791,000	1,227,000
Net increase in borrowings	1,107,364	430,114
Net proceeds from issuance of common stock	—	100,171
Net proceeds from issuance of trust preferred debentures	90,000	30,000
Net proceeds from stock options, warrants and notes receivable	50,560	39,882
Cash dividends paid	(98,501)	(72,414)
Purchases of common stock	(582)	(597)

Net cash provided by financing activities	3,865,398	3,146,862

Net increase in cash and cash equivalents	86,368	240,672
Cash and cash equivalents at beginning of period	356,157	115,485

Cash and cash equivalents at end of period	$442,525	$356,157

Supplemental cash flow information:
Cash paid for interest	$596,422	$329,746

Cash paid for income taxes	$70,312	$35,865

Supplemental disclosure of non-cash investing and financing activities:
Net transfer of loans held for sale to loans held for investment	$2,642,339	$2,897,097

Recharacterization of loans to mortgage-backed securities available for sale	$—	$1,419,400

Net transfer of mortgage servicing rights to trading securities	$8,491	$5,362

Item 9.01.	Financial Statements and Exhibits
      (c) Exhibits

Exhibit
Number	Description

99.1	Press Release regarding IndyMac Bancorp, Inc. Earnings for the Year and Three Months Ended December 31, 2005.
99.2	Webcast Presentation regarding IndyMac Bancorp, Inc. Earnings Review.
99.3	Press Release regarding Retirement of James R. Ukropina from the Board of Directors of IndyMac Bancorp, Inc.
10.1	Director Emeritus Participant Agreement, dated January 24, 2006, by and between IndyMac Bancorp, Inc. and James R. Ukropina.
10.2	Board Compensation Policy and Stock Ownership Requirements, revised January 24, 2006.

ITEM 5.02(b).	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS
      On January 24, 2006, James R. Ukropina, a member of IndyMac Bancorp, Inc.’s Board of Directors, informed IndyMac that he will retire from the Board of Directors effective as of the date of the annual shareholders’ meeting in April 2006. Mr. Ukropina informed IndyMac that he has decided not to seek reelection so that he can devote more of his time to his other business activities and to pursue other interests.
      Mr. Ukropina’s resignation is not related to any disagreement with IndyMac or its management on any matter relating to IndyMac’s operations, policies, or practices. The press release announcing Mr. Ukropina’s retirement is filed as Exhibit 99.3 to this Current Report.

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Director Emeritus Participant Agreement with James R. Ukropina.
      As described in item 5.02(b) above, on January 24, 2006, James R. Ukropina informed IndyMac Bancorp, Inc. that he will retire from the Board of Directors effective as of the date of the annual shareholders’ meeting in April 2006. Based upon Mr. Ukropina’s service as Presiding Director of IndyMac Bancorp, Inc. and IndyMac Bank, F.S.B., Chairman of the Management Development and Compensation Committee of the Board of Directors of IndyMac Bancorp, the Board of Directors of IndyMac Bancorp has approved, and IndyMac has entered into, a Director Emeritus Participation Agreement with Mr. Ukropina, dated as of January 24, 2006. A copy of this Participant Agreement is filed as Exhibit 10.1 to this Current Report and is similar to the standard agreement previously filed as part of Exhibit 10.1 to IndyMac Bancorp’s 10-Q for the quarter ended June 30, 2004. Absent such action, Mr. Ukropina would not have participated in the IndyMac Director Emeritus Plan, which normally requires seven years of service on the board.
      Pursuant to the Participant Agreement, Mr. Ukropina will receive compensation under the Director Emeritus Plan at the rate of $50,000 per annum for a period of five years and two months, payable as follows:

Payment Date	Payment Amount

April 30, 2007	$50,000
April 30, 2008	$50,000
April 30, 2009	$50,000
April 30, 2010	$50,000
April 30, 2011	$58,333
      Mr. Ukropina’s right to receive such payments is conditioned upon his compliance with certain confidential information covenants and his agreement, through December 31, 2011, to:

•	refrain from competing with IndyMac

•	avoid seeking membership as a director of IndyMac, except at the request of the Board, and

•	refrain from engaging or assisting with any activities which may cause a change in control of IndyMac.
      In addition, IndyMac will reimburse Mr. Ukropina up to $20,000 for reasonable legal fees incurred in connection with the review and, if necessary, the enforcement, of the Participation Agreement.
      Pursuant to the IndyMac Board Compensation Policy, Mr. Ukropina’s restricted shares will accelerate and become fully vested on his retirement date.
Revised Board Compensation Policy and Stock Ownership Requirements.
      On January 24, 2006, the Boards of Directors of IndyMac Bancorp, Inc. and IndyMac Bank, F.S.B., approved a revision to Indymac’s Board Compensation Policy and Stock Ownership Requirements, a copy of which is filed as Exhibit 10.2 to this Current Report. Among other things, the revision:

•	increases the annual cash retainer to $75,000

•	eliminates board meeting attendance fees

•	provides for $2,500 committee attendance fees for members of board committees beginning with the fifth committee meeting attended in a calendar year, and for Committee Chairs presiding over each chaired committee meeting

•	provides that non-employee directors will receive both non-qualified stock options and restricted stock awards, rather than having the election to choose one or the other

•	eliminates Indymac’s Director Emeritus Plan for directors joining the board after December 31, 2005, and

•	increases the stock ownership requirements for non-employee directors to three times the annual board retainer fee.

Cash Compensation
      The following table describes the cash compensation provided under the old policy in 2005 and the cash compensation to be paid under the revised policy starting in 2006:
Director Cash Compensation

	2005	2006

Annual retainer (all non-employee directors)	$50,000 annually	$75,000 annually
Additional retainer for Audit Committee members	$20,000 annually	$20,000 annually
Additional retainer for the Presiding Director	$20,000 annually	$20,000 annually
Meeting fees for Board meetings	$2,500 per meeting	No board meeting fees
Meeting fees for Committee Chairs (for each meeting chaired in a calendar year)	$2,500 per meeting	$2,500 per meeting
Meeting fees for committee members (after the 4th committee meeting attended in a calendar year)	$2,500 per meeting	$2,500 per meeting
Fees for attendance at other qualifying board-related functions (as determined by the Chair of the Nominating and Governance Committee)	$2,500 per day	$2,500 per day
      Non-employee directors serving on both the Bancorp and Bank boards will not receive duplicate retainers, and only one set of meeting fees will be paid with respect to attendance at meetings of parallel Bancorp and Bank committees.

Equity Compensation
      Starting in fiscal year 2006, each non-employee director will receive, on an annual basis:

•	A non-qualified stock option to purchase a number of shares of Bancorp common stock equal to 0.0125% of the issued and outstanding shares of such common stock as of the end of the preceding fiscal year (excluding treasury shares), but in no event less than 3,750 shares, and

•	A number of restricted shares of Bancorp common stock having a fair market value equal to the value of such option, determined using the same valuation method as then used by the Company for financial reporting purposes.
If such awards were granted as of January 23, 2006, the day prior to the Board’s approval of the revised Board Compensation Policy, the non-employee directors would receive annual awards having an aggregate value of approximately $142,000, consisting of 8,031 options and 1,829 restricted shares. The value and number of awards actually granted to non-employee directors under the revised policy will vary depending upon the number of shares outstanding as of the fiscal year ended prior to the date of grant, the fair market value of the shares on the date of grant, and the option valuation on the date of grant, and such values and numbers may be higher or lower than amounts described above.
      Options and restricted shares will be granted automatically on the same date that annual grants of equity incentive awards are made to employees. Newly elected non-employee directors automatically will receive awards as follows:

1. If the non-employee director is elected within six months following the annual grant date, he or she will receive options for the number of shares covered by the most recent annual director grant.

2. If the non-employee director is elected more than six months following the most recent annual grant date, but before the next annual grant date, he or she will receive options for one-half the number of shares covered by the most recent annual director grant.

3. The number of restricted shares granted will be determined according to the value of the option grant, as described above.
      Options will have an exercise price equal to the fair market value of Bancorp common stock on the date of grant, will vest on the first anniversary of the grant date, and will expire on the latest date permitted under the IndyMac Bancorp, Inc. 2002 Incentive Plan, as amended and restated (presently the tenth anniversary of the grant date), or earlier in the event of a non-employee director’s termination of service.
      Restricted shares will vest in equal annual installments over a three-year period, and any dividends on such shares will accrue and vest at the same time.
      Vesting for options and restricted shares will accelerate in full upon a change in control of Bancorp, a non-employee director’s death or disability, or a non-employee director’s failure to be renominated or reelected to the board after five years of service as a director, provided that the director remains on the board until his or her normal term expires.

Director Emeritus Plan
      Historically, IndyMac has maintained a Director Emeritus Plan, which provides certain retiring non-employee directors with a benefit based upon length of service as a director and the level of cash compensation for the three prior years. Participating directors are prohibited from competing with Bancorp or the Bank during the benefit period. Pursuant to the revised Board Compensation Policy, the Director Emeritus Plan will be available only for non-employee directors who were serving on the Bancorp or Bank board as of December 31, 2005, or who already were participating in the Director Emeritus Plan as of such date.

Stock Ownership Requirements
      Beginning in 2006, each non-employee director who has served on the board for at least three years will be expected to own Bancorp common stock with a value equal to $225,000, which is equal to three times his or her base annual retainer fee. The value of vested options (net of tax), as determined by IndyMac, will be counted towards the ownership requirements. Any non-employee director failing to meet these ownership guidelines will not be required to purchase stock in the open market in order to meet these requirements but will be prohibited from selling shares until he or she becomes compliant.

SIGNATURE
      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDYMAC BANCORP, INC.
(Registrant)

By:	/s/ Michael W. Perry

Michael W. Perry
Chairman of the Board of Directors
and Chief Executive Officer
Date: January 26, 2006